EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

BEACON ROOFING SUPPLY, INC.

(as Buyer)

OLDCASTLE, INC.

(as Parent)

AND

OLDCASTLE DISTRIBUTION, INC.

(as Seller)

DATED AS OF August 24, 2017

i

Section 4.4	No Conflicts; Consents and Approvals	40
Section 4.5	Purchase for Investment	40

ii

Exhibit A: Form of Title Documents
Exhibit B: Form of Restrictive Covenant Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 24, 2017, is made by and among Beacon Roofing Supply, Inc., a Delaware corporation (“Buyer”), Oldcastle, Inc., a Delaware corporation (“Parent”), and Oldcastle Distribution, Inc., a Delaware corporation (“Seller”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, Seller owns all of the issued and outstanding shares (collectively, the “Shares”) of Allied Building Products Corp., a New Jersey corporation (“Allied”), and Kapalama Kilgos Acquisition Corp., a Delaware corporation (collectively, the “Companies”);

WHEREAS, Parent indirectly owns all of the issued and outstanding shares of Seller; and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” means the accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment and the same level of prudence) as applied in the Audited Financials and in accordance with GAAP, provided that the treatment of leases shall be as reflected in the Audited Financials.

“Accrued Bonus” means bonuses and other incentive compensation in respect of the period through and including the Closing Date, which have not been paid prior to or on the Closing Date, and all employer-related withholding taxes applicable thereto; provided, however, that, “Accrued Bonus” does not include any amounts payable under the Retention Bonus Agreements, or Incremental Retention Bonus Agreements, or any Loyalty Bonus.

“Action” means an action, arbitration, audit, examination, hearing, investigation, mediation, litigation or suit (whether civil, criminal or administrative), pending, commenced, brought, conducted or heard by or before, any Governmental Entity, mediator or arbitrator.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Transaction” has the meaning set forth in Section 3.18(a).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Financing” has the meaning set forth in Section 5.14(c).

“Allied” has the meaning set forth in the recitals.

“Allied Consolidated Group” means the group of affiliated corporations filing a consolidated federal income tax return of which Oldcastle, Inc. is the common parent.

“Ancillary Documents” has the meaning set forth in Section 3.2.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audited Financials” has the meaning set forth in Section 3.6.

“Balance Sheet Date” means July 1, 2017.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.9(a).

“Buyer Companies” means, collectively, Buyer and each of its Subsidiaries (direct or indirect), which immediately after the occurrence of the Closing, shall include the Group Companies.

“Buyer Fundamental Representations” has the meaning set forth in Section 9.2.

“Buyer Indemnitee” has the meaning set forth in Section 9.1.

“Buyer Material Adverse Effect” means any effect, state of facts, development, event, change, occurrence or circumstance that (x) has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the financial condition, business, or results of operations of the Buyer Companies, taken as a whole; provided, however, that any adverse effect, state of facts, development, event, change, occurrence or circumstance arising from or related to (i) conditions generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including any changes in interest or exchange rates,

(ii) any national or international political or social conditions, including acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (v) any change that is generally applicable to the industries or markets in which the Buyer Companies operate, (vi) the public announcement of the transactions contemplated by this Agreement, (vii) any failure by the Buyer to meet any projections, forecasts or revenue or earnings predictions (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been a Buyer Material Adverse Effect), (viii) any action required or contemplated by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, (ix) any action taken by any of the Buyer Companies at Seller’s written request, or (x) any change resulting from the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions taken by the Buyer Companies’ customers, suppliers or personnel, shall not be taken into account in determining whether a “Buyer Material Adverse Effect” has occurred; provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above may be taken into account in determining whether a Buyer Material Adverse Effect has occurred to the extent that such change or effect has a materially disproportionate effect on the Buyer Companies relative to other companies in the industries or markets in which the Buyer Companies operate or (y) would reasonably be expected to prevent the consummation of the transactions contemplated hereby (including the Financing).

“Buyer Related Parties” has the meaning set forth in Section 7.3(d).

“Buyer Releasing Parties” has the meaning set forth in Section 5.16(a).

“Company Insurance Policies” has the meaning set forth in Section 3.19(a).

“Chosen Firm” has the meaning set forth in Section 2.4(e).

“Clean Team Confidentiality Agreement” means the Clean Team Confidentiality Agreement, dated June 23, 2017, by and among Parent, Allied, Buyer and Bain & Company, Inc.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Net Cash” means, with respect to Group Companies as of the close of business on the Closing Date: (a) Company Cash minus (b) Indebtedness of the Group Companies. For the avoidance of doubt, Closing Net Cash may be a positive or negative number.

“Closing Payment” has the meaning set forth in Section 2.3(d)(i).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Benefit Plan” means each Employee Benefit Plan that is not sponsored by a Group Company, Seller or an Affiliate of Seller, to which contributions are required under a collective bargaining or similar agreement.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Companies” has the meaning set forth in the recitals.

“Company Benefit Plan” means each Employee Benefit Plan sponsored by a Group Company.

“Company Cash” means, with respect to the Group Companies, as of the close of business on the Closing Date, the aggregate book cash balance of the Group Companies, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents in its accounts, and third party checks deposited or held in its accounts that have not yet cleared; provided that the respective amounts of such checks are not counted as accounts receivable or other current assets in the calculation of Net Working Capital. Company Cash shall not include the sum of all outstanding checks or drafts of the Group Companies that are issued or outstanding as of the Closing Date as this amount will be counted as a current liability in the calculation of Net Working Capital.

“Company Employees” has the meaning set forth in Section 5.9(a).

“Company Material Adverse Effect” means any effect, state of facts, development, event, change, occurrence or circumstance that (x) has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the financial condition, business, or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse effect, state of facts, development, event, change, occurrence or circumstance arising from or related to (i) conditions generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including any changes in interest or exchange rates, (ii) any national or international political or social conditions, including acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the transactions contemplated by this Agreement, (vii) any failure by Seller to meet any projections, forecasts or revenue or earnings predictions (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any action required or contemplated by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, (ix) any action taken by Seller or any of the Group Companies at Buyer’s written request, or (x) any change resulting from the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, including any such change relating to the identity of, or facts and circumstances relating to, Seller and including any actions taken by the Group Companies’ customers, suppliers or personnel, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such change or effect has a materially disproportionate effect on the Group Companies relative to other companies in the industries or markets in which the Group Companies operate or (y) would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

“Company Multiemployer Pan” has the meaning set forth in Section 3.11(e).

“Compliant” means, with respect to the Required Information, that (a) the financial statements and other financial information included in such Required Information on the first day of the Marketing Period is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X for a registered public offering of debt or equity securities under the Securities Act (in each case subject to customary exceptions, including consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X) and sufficient to permit a registration statement of a non-accelerated filer using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period, and (b) such Required Information does not contain any untrue statement of a material fact regarding the Group Companies or omit to state a material fact regarding the Group Companies necessary in order to make the information contained in such Required Information, in light of the circumstances under which such information is disclosed, not misleading under the circumstances.

“Confidentiality Agreements” means the (i) Confidentiality and Non-Disclosure Agreement, dated as of June 12, 2017, by and between Buyer and Parent, (ii) the Clean Team Confidentiality Agreement, (iii) the HR Clean Team Confidentiality Agreement and (iv) that certain Joint Defense Agreement, dated July 19, 2017, between the parties’ respective legal counsel.

“Consolidated Group” means an affiliated group filing a consolidated or combined Tax Returns.

“Contract” means any legally binding, written or verbal agreement, contract, understanding, arrangement, instrument, note, guaranty, lease, license, or undertaking of any nature.

“Data Breach” means the confirmed unauthorized access or acquisition of Personal Data or User Data by any Person.

“Debt Commitment Letter” has the meaning set forth in Section 4.9(a).

“Debt Documents” has the meaning set forth in Section 5.14(a).

“Debt Financing” means the arrangement and borrowing of any credit facilities and the offering of debt securities contemplated by the Debt Commitment Letter (including any Alternative Financing contemplated by Section 5.14(c)).

“Debt Financing Sources” means the Persons that have entered or will enter into agreements with Buyer in connection with the Debt Financing, and any joinder agreements or definitive agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that are part of the Debt Financing, together with their respective Affiliates, officers, directors, employees, agents, representatives and advisors. For the avoidance of doubt, neither Buyer nor any of its Affiliates shall be Debt Financing Sources.

“Divestiture” has the meaning set forth in Section 5.6(b)(i).

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Effective Time” has the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means a plan, fund, contract, agreement, program or arrangement (whether written or not), regardless of the number of individuals covered, that is maintained or contributed to by any Group Company, to which any Group Company is a party (including any employment, retention, severance, change in control or similar agreement with an individual) and with respect to which any Group Company would reasonably be expected to incur liability or in which employees, officers or directors of a Group Company participate, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, life insurance, death, disability, severance or termination pay or benefits, sickness or accident, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria, flexible spending account, adoption assistance, tuition assistance, or transportation or similar benefits (whether or not such arrangement constitutes an “employee welfare benefit plan” as defined in Section 3(1) of ERISA); (ii) pension, profit-sharing, stock bonus, retirement, deferred compensation or similar benefits (whether or not such arrangement is tax qualified and whether or not such arrangement constitutes an “employee pension benefit plan” as defined in Section 3(2) of ERISA); (iii) bonus, incentive, stock option, stock appreciation right, phantom stock or stock purchase benefits; or (iv) salary continuation, supplemental unemployment, vacation or holiday benefits (whether or not such arrangement constitutes an “employee benefit plan” as defined in Section 3(3) of ERISA); provided, however, that an Employee Benefit Plan shall not include (a) workers’ compensation insurance and (b) directors’, officers’ and employees’ liability insurance.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim of interest, encumbrance, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including, with respect to equity securities only, any restriction on the voting, transfer, receipt of income or other exercise of any attributes of ownership of such securities, in each case whether voluntarily incurred or arising by operation of Law, and further including, with respect to Real Property only, any recorded restrictive covenant or condition, and includes any agreement to give any of the foregoing in the future.

“Environmental Laws” means all applicable Laws relating to pollution, protection or preservation of the environment, natural resources or human health and safety, and to the generation, use, handling, transport, disposal, Release, or threatened Release of any Hazardous Substances, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., together with all rules and regulations thereunder, and all applicable and analogous state or local statutes and regulations.

“Environmental Permits” has the meaning set forth in Section 3.17(a)(i).

“Equity Commitment Letter” has the meaning set forth in Section 4.9(b).

“Equity Documents” has the meaning set forth in Section 5.14(a).

“Equity Financing” means the offering of equity securities of Buyer to third party investors for cash consideration contemplated by the Equity Commitment Letter.

“Equity Financing Sources” means the Persons that have entered or will enter into agreements with Buyer in connection with the Equity Financing, and any joinder agreements or definitive agreements entered into pursuant thereto, including the underwriters, bookrunning managers, initial purchasers, placement agents and other entities that are part of the Equity Financing, together with their respective Affiliates, officers, directors, employees, agents, representatives and advisors. For the avoidance of doubt, neither of Buyer nor any of its Affiliates shall be Equity Financing Sources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with any Group Company would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Net Cash” has the meaning set forth in Section 2.3(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(b).

“Estimated Financing Adjustment” has the meaning set forth in Section 2.3(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(b).

“Exhibits” has the meaning set forth in Section 1.2.

“Financial Statements” has the meaning set forth in Section 3.6.

“Financing” means the Debt Financing and the Equity Financing (including any Alternative Financing contemplated by Section 5.14(c)).

“Financing Adjustment” has the meaning set forth on Schedule 1.1(a).

“Financing Sources” means the Debt Financing Sources, the Equity Financing Sources and the Pre-Closing Equity Financing Sources.

“Form I-9” has the meaning set forth in Section 3.20(h).

“Fundamental Representation” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) federal, state, local, municipal, foreign or other body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Companies and each of their respective Subsidiaries (direct or indirect).

“Hazardous Substances” means any contaminant, pollutant, materials, substances or wastes, identified, listed, defined, or regulated as hazardous or toxic under Environmental Laws, including any asbestos or asbestos-containing materials, petroleum or petroleum product or derivative thereof, polychlorinated biphenyls, or radioactive materials and any other material, substance or waste regulated by or for which liability or standards of conduct are imposed under any Environmental Law.

“HR Clean Team Confidentiality Agreement” means the HR Clean Team Confidentiality Agreement, dated August 1, 2017, by and among Parent, Allied, Buyer and Sidley Austin LLP.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect at the time any applicable financial statements were prepared.

“Incremental Retention Bonus Agreements” has the meaning set forth in Section 5.1(b)(v).

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, interest, penalties, fees and premiums and all fees, expenses, payments and costs associated with prepayment, termination, redemption, breakage or unwinding) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) in respect of reimbursement obligations under letters of credit, bankers’ acceptances, bank overdrafts, surety or performance bonds and similar instruments, (d) for the deferred purchase price of goods or services but excluding trade payables or other current liabilities incurred in the ordinary course of business and taken into account in the calculation of Net Working Capital, (e) for the deferred purchase price of a business, including earn-outs, promissory notes and other deferred payment obligations, (f) the net present value of the future lease obligations for the closed Lakeville branch, (g) the provision on the Company’s books in respect of the one-time boom driver training required under OHSA regulation 1926.1400(c), (h) under leases classified as capital leases in the Financial Statements, (i) under hedging or swap obligations or similar arrangements, (j) that are secured by an Encumbrance (other than a Permitted Encumbrance) on any assets or properties of such Person and (k) guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (a) through (j) above of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include any intercompany obligations among the Group Companies or any accounts payable or accrued expenses arising in the ordinary course of business, or obligations under leases that are classified as operating leases in the Financial Statements. “Indebtedness” shall also not include the sum of all outstanding checks or drafts of the Group Companies that are issued or outstanding as of the Closing Date as this amount will be counted as a current liability in the calculation of Net Working Capital.

“Indemnitees” has the meaning set forth in Section 9.2.

“Insurance Policies” has the meaning set forth in Section 3.19(b).

“Intellectual Property” means all intellectual property rights (whether registered or unregistered) protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (i) patents and patent applications, (ii) trademarks, service marks, trade names, logos, trade dress and other source indicators, and all goodwill associated therewith, (iii) copyrights and works of authorship (both published and unpublished), (iv) internet domain names, (v) Software and databases, (vi) trade secrets, confidential business information (including inventions, ideas, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and know how, and (vii) all registrations, applications, renewals and common law rights associated with any of the foregoing.

“Internal Counsel” has the meaning set forth in Section 10.15.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to Seller, the actual knowledge, without independent investigation (and shall in no event encompass constructively imputed or similar concepts of knowledge), of the following individuals: Bob Feury, Jr., Frank Furia, Ike Ofodile, Keith Haas, Michael O’Driscoll, Gary Hickman, Philip Wheatley, John McLaughlin, and Ron Pilla, and (b) with respect to Buyer, the actual knowledge, without independent investigation (and shall in no event encompass constructively imputed or similar concepts of knowledge), of the following individuals: Paul Isabella and Joe Nowicki.

“Law” means any constitution, statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Leases” has the meaning set forth in Section 3.8(b).

“Legacy Company Retirement Plans” has the meaning set forth in Section 3.11(g).

“Legal Department Database” means the internal database of current disputes being handled by the Oldcastle Law Group.

“Licenses” has the meaning set forth in Section 3.12(a).

“Loss” or “Losses” means any and all losses, liabilities, damages, assessments, levies, fines, costs, penalties, Taxes, fees and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) except that “Losses” shall not include nor shall Seller have any liability or obligation to any Buyer Indemnitee hereunder or arising out of or in respect of this Agreement or the transactions contemplated hereby for any punitive, exemplary, special, incidental, consequential or indirect damages (including for loss of profit or business opportunity), or damages calculated based on a multiple of revenues or earnings, except to the extent such Losses are payable to a Person other than a Buyer Indemnitee pursuant to a final, non-appealable judgment by a court of competent jurisdiction.

“Loyalty Bonuses” means bonuses or other incentive compensation payable to certain Company Employees in the amounts disclosed in writing to Buyer prior to the date hereof, contingent on the occurrence of the Closing, in an aggregate pre-tax amount not to exceed $5,000,000.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout and at the end of which Buyer shall have received the Required Information and such Required Information is Compliant; provided, (a) that (x) such fifteen (15) consecutive Business Day period shall commence no earlier than the later of (A) November 30, 2017 (or such earlier date as Buyer shall specify to Seller upon three (3) Business Days’ written notice) and (B) three (3) Business Days following the date on which Buyer shall have the Required Information and such Required Information is Compliant, and (y) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the Financing is consummated on such earlier date and (b) if Seller shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Buyer, in good faith, reasonably believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (setting forth with specificity why Buyer believes the Marketing Period has not commenced, including such additional Required Information, if any, that has been requested and has not yet been delivered to commence the Marketing Period). Notwithstanding anything in this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, Seller’s or the Group Companies’ independent accountant shall have withdrawn its audit opinion with respect to any financial statements of the Seller or the Group Companies or the applicable auditors have determined to undertake any restatement of any financial statements in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Seller or the Group Companies for the applicable periods by such independent accountant or another independent public accounting firm reasonably acceptable to Buyer or such restatement has been completed and the applicable Required Information has been amended or Seller or the Group Companies have indicated that they or their auditors has concluded that no restatement shall be required, and the requirements in the preceding sentence would be satisfied throughout and on the last day of such new fifteen (15) consecutive Business Day period.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA.

“Multiemployer Welfare Plan” means a Collective Bargaining Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA.

“Net Working Capital” means the aggregate of (i) inventories, (ii) trade receivables and (iii) other current receivables, minus the aggregate of (iv) trade payables and (v) other current liabilities, each calculated in accordance with the Accounting Principles, and subject to such adjustments as are set forth in Schedule 1.1(c). For illustrative purposes only, a sample net working capital calculation is set forth in Schedule 1.1(c). Notwithstanding the foregoing, Net Working Capital shall not take into account any income Tax assets or liabilities, Company Cash, Indebtedness or non-trading amounts owed by or to any Group Company to or by Seller or any Affiliate of Seller other than a Group Company. For purposes of determining “Net Working Capital”, trade payables will include the sum of all outstanding checks or drafts of the Group Companies that are issued or outstanding as of the Closing Date.

“New Benefit Plans” has the meaning set forth in Section 5.9(b).

“Nonextracted Information” has the meaning set forth in Section 5.5(b).

“Objection Notice” has the meaning set forth in Section 2.4(d).

“Off-the-Shelf Software” means non-exclusive licenses for Software that (i) is licensed under “shrink-wrap” or “click-through” contracts and (ii) is generally commercially available on reasonable terms through commercial distributors or in a retail store.

“Old Benefit Plans” has the meaning set forth in Section 5.9(b).

“Owned Real Property” has the meaning set forth in Section 3.8(a).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“PCBs” has the meaning set forth in Section 3.17(a)(vi).

“Permits” has the meaning set forth in Section 3.13.

“Permitted Encumbrances” means (i) Encumbrances disclosed on or securing amounts reflected in the Reference Balance Sheet or the notes thereto; (ii) statutory Encumbrances for Taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Reference Balance Sheet; (iii) mechanics’, carriers’, workers’, repairmen’s and other similar Encumbrances arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (iv) Encumbrances listed on Schedule 1.1(b); (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, and other obligations of a similar nature, in each case in the ordinary course of business; (vii) liens in favor of depository banks and financial institutions constituting statutory, common law or contractual rights of set off or securing treasury or cash management obligations arising in the ordinary course of business; (viii) restrictions on transfer of securities imposed by applicable securities Laws, (ix) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and which do not materially interfere with the business of any Group Company; (x) equipment leases that are classified as operating leases in the Financial Statements and that do not impair the present use of the property subject thereto by the Group Companies in the ordinary course of business, (xi) laws and other legal restrictions on use that do not impair the present use of the property subject thereto by the Group Companies in the ordinary course of business, (xii) purchase money security interests for inventory and supplies purchased by a Group Company in the ordinary course of business with respect to amounts not yet due and payable, (xiii) interests of customers in any goods identified to a contract of sale in the ordinary course of business but not yet delivered, or (xiv) with respect to Real Property, (1) easements, rights of way, covenants, restrictions, reservations, exceptions, encroachments and imperfections of title, if any, none of which impairs the use by the Group Companies of the property subject thereto or impairs the operations of the Group Companies or materially detracts from the value of the property subject thereto, (2) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto by the Group Companies, (3) statutory Encumbrances in favor of lessors arising in connection with any Leased Real Property and the rights of the lessors under the corresponding leases, or (4) with respect to Leased Real Property, Encumbrances securing Indebtedness of the landlord or other fee owner.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means any data that, if it were subject to a Data Breach, would require notification under Privacy and Data Security Laws.

“Personal Property” means any property or assets other than Real Property owned by the Group Companies.

“Pre-Closing Equity Financing Sources” means the Persons that have entered or will enter into agreements with Buyer in connection with the Pre-Closing Equity Offering, and any joinder agreements or definitive agreements entered into pursuant thereto, including the underwriters, bookrunning managers, initial purchasers, placement agents and other entities that are part of the Pre-Closing Equity Offering, together with their respective Affiliates, officers, directors, employees, agents, representatives and advisors. For the avoidance of doubt, neither of Buyer nor any of its Affiliates shall be Pre-Closing Equity Financing Sources.

“Pre-Closing Equity Offering” has the meaning set forth in Section 5.15.

“Pre-Closing Period” means any taxable period that begins before the Closing Date and ends on or before the Closing Date.

“Preliminary Section 338(h)(10) Gross-Up Amount” means a preliminary estimate of the Section 338(h)(10) Gross-Up Amount based on the Preliminary Section 338(h)(10) Gross-Up Schedule.

“Preliminary Section 338(h)(10) Gross-Up Schedule” has the meaning set forth in Section 8.6(b).

“Privacy and Data Security Laws” means the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; regulations promulgated by federal and state agencies; laws or regulations governing notification to consumers and regulatory authorities following data security incidents, including without limitation Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; state and local laws and regulations governing data security, including without limitation Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; and other analogous local, state, and federal, and privacy, data protection, information security, or related laws or regulations.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified Plan” means an Employee Benefit Plan that is not a Collective Bargaining Benefit Plan and that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Reference Balance Sheet” means the reviewed, combined balance sheet of the Group Companies as of the Balance Sheet Date.

“Related Party Agreements” has the meaning set forth in Section 3.10(a)(xiv).

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Released Claim” has the meaning set forth in Section 5.16(a).

“Releasees” has the meaning set forth in Section 5.16(a).

“Releasing Parties” has the meaning set forth in Section 5.16(a).

“Replacement Contract” has the meaning set forth in Section 5.6(g).

“Retention Bonus Agreements” has the meaning set forth in Section 3.10(a)(i).

“Retention Bonuses” means all amounts due to any employees of the Group Companies pursuant to the Retention Bonus Agreements set forth on Schedule 3.10.

“Required Information” means (i) (A) the Audited Financials and the audited combined balance sheets of the Group Companies and the related combined statements of operations, shareholder’s equity, and cash flows for any subsequent completed fiscal year ended at least 90 days prior to the Closing Date (which shall have been at Buyer’s expense audited by the Group Companies’ independent accountants) (B) the unaudited financial statements for the six-month periods ended July 1, 2017 and July 2, 2016 included in the Financial Statements (which shall have been at Buyer’s expense reviewed by the Group Companies’ independent accountants as provided in SAS 100), and unaudited combined balance sheets and related statements of operations, shareholders’ equity and cash flows of the Group Companies (which shall have been at Buyer’s expense reviewed by the Group Companies’ independent accountants as provided in SAS 100) for each subsequent fiscal quarter (or year-to-date period through the end of a fiscal quarter) (and the corresponding period in the prior fiscal year) ended at least forty-five (45) days before the Closing Date (which shall have been at Buyer’s expense reviewed by the Group Companies’ independent accountants as provided in SAS 100), and (C) the unaudited financial statements for the nine-month period ended July 1, 2017 included in the Financial Statements (which shall have been at Buyer’s expense reviewed by the Group Companies’ independent accountants as provided in SAS 100), (ii) all financial information relating to the Group Companies reasonably necessary to permit Buyer to prepare a pro forma consolidated balance sheet and related pro forma statements of operations of Buyer as of and for the twelve (12) month period ending on the last day of the most recently completed four (4) quarter period and ended at least forty-five (45) days prior to the Closing Date and the interim nine-month period ending on the last day of the most recently completed fiscal quarter and ended at least 45 days prior to the Closing Date (it being understood that Buyer shall be responsible for, and Required Information shall not include, (x) the information relating to the proposed debt and equity capitalization of Buyer and its Subsidiaries after the Closing Date or (y) any information concerning the assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Buyer, or pro forma cost savings or other pro forma adjustments desired by Buyer to be made in such pro forma financial statements), (iii) all other financial statements, financial data, and other information of the Group Companies, as reasonably requested by Buyer, of the type required to be included in or incorporated by reference in registration statements on Form S-3 by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated in the Debt Commitment Letter or in an offering memorandum to issue and sell high yield debt securities in an exempt offering pursuant to Rule 144A under the Securities Act or in a prospectus to issue and sell equity securities in a registered public offering under the Securities Act or otherwise necessary to receive from the Group Companies’ independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information included in or derived from the financial statements referred to in this definition to be included in such marketing documents offering memorandum or prospectus (subject to customary exceptions, including consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X, information that would be required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), and (iv) a draft of a customary comfort letter with respect to the foregoing financial information by the independent accountants of the Group Companies, including as to customary negative assurances, which such accountants have confirmed they are prepared to issue upon request throughout the Marketing Period (including at the date of the pricing of any securities issued at the Closing), subject to completion by such auditors of customary procedures relating thereto, including the receipt of customary representation letters; provided that Required Information shall not include pro forma financial information except to the extent provided in clause (iii) above.

“Revised Section 338(h)(10) Gross-Up Amount” means the Section 338(h)(10) Gross-Up Amount as determined based on the Revised Section 338(h)(10) Schedule.

“Revised Section 338(h)(10) Gross-Up Schedule” has the meaning set forth in Section 8.6(c).

“Schedules” has the meaning set forth in Section 1.2.

“SEC” means the Securities and Exchange Commission.

“Section 338 Audit” means any Tax proceeding relating to a Tax item that may reasonably be expected to affect the computation of the Section 338(h)(10) Gross-Up Amount.

“Section 338(h)(10) Elections” has the meaning set forth in Section 8.6(a).

“Section 338(h)(10) Gross-Up Amount” means the excess, if any, of (x) the Taxes payable by the Seller as a result of the Section 338(h)(10) Elections (including any Taxes payable as a result of the receipt of the Section 338(h)(10) Gross-Up Amount) over (y) the Taxes that would have been payable by Seller in the absence of the Section 338(h)(10) Elections, which amount shall be determined on a basis consistent with the Preliminary Section 338(h)(10) Gross-Up Schedule and Revised Section 338(h)(10) Gross-Up Schedule described in Section 8.6 and the calculations set forth in Schedule 8.6. For purposes of determining the Section 338(h)(10) Gross-Up Amount, the Taxes payable by Seller shall include income Taxes payable by any member of a consolidated, unitary or combined group that includes Seller.

“Section 338(h)(10) Request” has the meaning set forth in Section 8.6(a).

“Section 338 Taxes” means any Taxes that would not have been imposed but for the Section 338(h)(10) Elections or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Election.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored by Seller or an Affiliate of Seller other than a Group Company.

“Seller Group Insurance Policies” has the meaning set forth in Section 3.19(b).

“Seller Indemnitees” has the meaning set forth in Section 9.2.

“Seller Prepared Returns” has the meaning set forth in Section 8.2(a).

“Seller Releasing Parties” has the meaning set forth in Section 5.16(a).

“Severance Pay Plan” has the meaning set forth in Section 5.9(c).

“Shares” has the meaning set forth in the recitals.

“Shared Contract” has the meaning set forth in Section 5.6(g).

“Significant Customers” has the meaning set forth in Section 3.25.

“Significant Suppliers” has the meaning set forth in Section 3.25.

“Software” means computer software programs and software systems, including any and all software implementation of algorithms, models and methodologies, data files, source application programming interfaces, databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related specifications, documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Straddle Returns” has the meaning set forth in Section 8.2(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Net Working Capital” means $362,803,000.

“Tax” means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, escheat payment, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Entity, including any interest, penalties or additions to tax related thereto imposed by any Governmental Entity.

“Tax Return” means any return, report or form required to be filed with respect to Taxes.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.3.

“Third Party Claim” means any Action based upon, related to, arising out of, or involving an Action made by any Person other than a party hereto against the Buyer Indemnitees,

“Title Company” means Chicago Title Insurance Company.

“Title Documents” means “Owner’s Affidavit” and “GAP Indemnity”, “No Change to Survey Affidavit” and financial information and information regarding on-going construction, in the respective forms attached hereto as Exhibit A.

“Title Policies” means the following: for each parcel of Owned Real Property, an ALTA 2006 form owner’s and lender’s title insurance policy covering such Owned Real Property issued to the applicable Group Company or lender, as applicable by the Title Company, in each case (i) having an effective date as of the Closing Date or recording date of the mortgages as applicable, (ii) in amount, form and substance satisfactory to Buyer and lender in their commercially reasonable discretion, (iii) insuring that the applicable Group Company has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances except Permitted

Encumbrances, and (iv) including such commercially reasonable endorsements as Buyer and lender may request, provided that, except for undertakings set forth in the Title Documents, neither Seller nor any Affiliate or representative will be required to incur any obligation or liability (including contingent liability) to the Title Company or any other Person in connection with any such Title Policy or endorsement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“United States” means the United States of America.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Group Companies from end users of any Group Companies product, service, or website.

“Written Information Security Program” means any written information security program required by applicable Privacy and Data Security Laws.

Section 1.2 Construction; Interpretation. The term “this Agreement” means this Stock Purchase Agreement together with all schedules (the “Schedules”) and exhibits (the “Exhibits”) hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of such Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereby,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement, (vi) any reference to “books and records” shall include files and any other documents whether in paper or electronic form and (vii) the phrase “made available” in this Agreement shall mean that the information referred to has been posted to the Merrill data site that is accessible by Buyer or a representative thereof or such requested information has been emailed or otherwise sent in writing to Buyer or a representative thereof prior to 5:00 p.m. Eastern Time on the date immediately preceding the date hereof.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, for the Purchase Price, free and clear of any and all Encumbrances (other than Encumbrances arising under securities laws or Encumbrances created by Buyer).

Section 2.2 Purchase Price. The aggregate “Purchase Price” for the Shares shall be equal to the sum of:

(a) Two Billion Six Hundred Twenty-Five Million Dollars ($2,625,000,000);

(b) plus the amount by which the Net Working Capital at Closing exceeds the Target Net Working Capital, if any;

(c) minus the amount by which the Target Net Working Capital exceeds the Net Working Capital at Closing, if any;

(d) plus the Closing Net Cash; and

(e) minus the Financing Adjustment.

Section 2.3 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing (“Closing”) of the purchase and sale of the Shares shall take place on the later of (i) January 2, 2018, and (ii) the third (3rd) Business Day after the last of the conditions to Closing set forth in ARTICLE 6 have been satisfied or waived in accordance therewith (except for such conditions which by their nature can only be satisfied at the Closing and subject to the satisfaction or waiver of such conditions as provided herein), at the offices of the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street, N.E., Suite 2800, Atlanta, Georgia 30309-4530, provided that, except in the case, if any, where an original Closing document is specifically called for as a Closing delivery, the parties may exchange all Closing documents by email, facsimile or other electronic communications form, and with respect to required original Closing documents, such originals may be exchanged on the Closing Date by overnight courier or personal delivery either on the Closing Date or prior thereto in escrow (the date on which the Closing actually occurs is referred to herein as the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE 6 (other than a condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Buyer on no less than seven (7) Business Days’ notice to Seller and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in ARTICLE 6 for the Closing as of the Closing Date). The Closing shall be deemed effective for all purposes as of the close of business on the Closing Date (the “Effective Time”).

(b) Not later than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a statement setting forth (i) Seller’s good faith estimate of Net Working Capital and Closing Net Cash, in each case as of the Effective Time based on the books and records of the Group Companies and (ii) Seller’s calculation of the Purchase Price based thereon. Such statement shall be subject to Buyer’s prompt review and approval (not to be unreasonably withheld, conditioned or delayed) and Seller will timely provide to Buyer such supporting documentation as Buyer may reasonably request in connection with Buyer’s review of such statement. Such statement as so approved by Buyer (or as modified by agreement of Seller and Buyer) referred to herein as the “Estimated Closing Statement”, such reflected Net Working Capital estimate being referred to herein as the “Estimated Net Working Capital”, and such reflected Closing Net Cash estimate being referred to herein as the “Estimated Closing Net Cash”. The amounts reflected in the Estimated Closing Statement, including the Estimated Net Working Capital and the Estimated Closing Net Cash, are without prejudice to the ultimate determination of the Purchase Price, and its various components (including the Net Working Capital and Closing Net Cash). An illustrative Closing Statement based on the June 30, 2017 financial information is attached as Schedule 2.3(b). Not later than three (3) Business Days prior to the anticipated Closing Date, Buyer will prepare and deliver to Seller a certificate, signed by the Chief Financial Officer of Buyer, setting forth Buyer’s good faith calculation of the Financing Adjustment, for Seller’s prompt review and approval (not to be unreasonably withheld, conditioned or delayed). Such statement as so approved by Seller (or as modified by agreement of Seller and Buyer) referred to herein as the “Estimated Financing Adjustment”. Buyer will provide Seller with such supporting documentation relating thereto as Seller may reasonably request in connection with Seller’s review of such certificate.

(c) At Closing, Seller shall deliver or cause to be delivered to Buyer all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the Closing, including:

(i) original stock certificates representing the Seller’s ownership of the Shares, duly endorsed in blank or accompanied by stock transfer powers;

(ii) resignations of those officers and directors of any Group Company that are employees of Seller or an Affiliate of Seller other than a Group Company;

(iii) a certificate as required by Section 5.11;

(iv) a certificate signed by an executive officer of Seller as required by Section 6.2(c); and

(v) a restrictive covenant agreement in the Form of Exhibit B.

(d) At Closing, Buyer shall:

(i) pay an amount equal to the Purchase Price (calculated for this purpose using the Estimated Net Working Capital, Estimated Closing Net Cash and Estimated Financing Adjustment), by wire transfer of immediately available funds to the bank account designated by Seller (such amount, the “Closing Payment”); and

(ii) prepare and deliver to Seller a certificate signed by an executive officer of Buyer as required by Section 6.3(c).

Section 2.4 Final Calculation of Purchase Price.

(a) Within ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a statement (the “Closing Statement”) setting forth (i) Buyer’s good faith calculation of the Net Working Capital, Closing Net Cash and Financing Adjustment, in each case as of the Effective Time, and (ii) Buyer’s calculation of the Purchase Price based thereon. The Closing Statement shall be prepared in accordance with the Accounting Principles and in the same form as the Estimated Closing Statement.

(b) No account shall be taken of events taking place after the close of business on the Closing Date or of information received after the delivery of the draft Closing Statement by Buyer to Seller if attributable to any post-Closing decision or action of Buyer.

(c) The Closing Statement shall be prepared so as to exclude any and all effects of this Agreement and the transactions contemplated herein, including the effect of the change of control and ownership of the Group Companies. Any charges, provisions, reserves or write-offs in respect of any costs, liabilities or charges to be incurred after the Closing Date as a consequence of any change in the management strategy, direction or priority or possible closure of any part of the business of any Group Company after the Closing Date, resulting from the change in ownership shall be excluded from the Closing Statements.

(d) During the thirty (30) day period following delivery of the Closing Statement to Seller, Buyer will provide Seller and its representatives with reasonable access during normal business hours and upon reasonable notice to the books and records and personnel of Buyer and the Group Companies to enable Seller to evaluate the accuracy of the Closing Statement. If Seller disagrees with the determination of any component of the Closing Statement calculations, then Seller will notify Buyer in writing (an “Objection Notice”) of such disagreement within thirty (30) days after delivery of the Closing Statement, which Objection Notice will describe the nature and extent of any such disagreement in reasonable detail. If Seller does not deliver an Objection Notice to Buyer within such thirty (30)-day period, then the Closing Statement and the calculations of Net Working Capital, Closing Net Cash and Purchase Price set forth therein will be conclusive and binding upon the parties.

(e) If Buyer and Seller mutually agree upon the Net Working Capital and Closing Net Cash within thirty (30) days after Buyer’s receipt of the Objection Notice, such agreement and the resulting calculations of Net Working Capital, Closing Net Cash and the Purchase Price shall be binding upon the parties. If Buyer and Seller are unable to resolve any disagreement reflected in the Objection Notice within thirty (30)-days after Buyer’s receipt of the Objection Notice, Buyer or Seller may refer the accounting matters remaining in dispute for final determination to Deloitte LLP (the “Chosen Firm”); provided that, if Deloitte LLP is not willing to serve as the Chosen Firm, such other reputable, national independent accounting firm as Buyer and Seller may designate by mutual agreement, or failing such agreement, the national independent accounting firm determined pursuant to the dispute resolution procedures set forth in Section 10.13. The Chosen Firm shall only have authority to resolve those accounting matters specifically referred to it for resolution; provided that the Chosen Firm may not assign a value to any item greater than the greatest value, or less than the smallest value, for such item claimed by either Buyer or Seller. The Chosen Firm shall apply the provisions of Section 2.2 and this Section 2.4 in resolving any dispute pursuant hereto. The parties shall use their reasonable commercial efforts to cause the Chosen Firm to resolve any such disputed accounting matters within thirty (30) days after such referral and, in any case, as promptly as practicable after such referral. The decision of the Chosen Firm as to any accounting matters in dispute shall be in writing and shall be final and binding upon all parties hereto for all purposes. Any disagreements among the parties with respect to any matters of law or the interpretation of this Agreement (not including any disagreement related to the appropriateness and applicability of the Accounting Principles, which disagreement shall be decided by the Chosen Firm) remain subject to the dispute resolution provisions set forth in Section 10.13, and the Chosen Firm shall have no authority to decide such matters unless specifically agreed by Buyer and Seller at the time, and any dispute as to whether a matter is an accounting matter or a matter of law or interpretation of this Agreement will, unless otherwise agreed by Buyer and Seller at the time, be resolved pursuant to the dispute resolution procedures set forth in Section 10.13. The fees and disbursements of the Chosen Firm shall be shared equally by Buyer, on the one hand, and Seller, on the other.

(f) If the sum of the Net Working Capital and Closing Net Cash minus the Financing Adjustment, as finally determined pursuant to this Section 2.4 exceeds the sum of the Estimated Net Working Capital and the Estimated Closing Net Cash minus the Estimated Financing Adjustment used to calculate the Closing Payment, then Buyer shall pay the amount of such excess to Seller. If the sum of the Net Working Capital and Closing Net Cash minus the Financing Adjustment, as finally determined pursuant to this Section 2.4 is less than the sum of the Estimated Net Working Capital and Estimated Closing Net Cash minus the Estimated Financing Adjustment used to calculate the Closing Payment, then Seller shall refund to Buyer an aggregate amount equal to such shortfall. Any interim amounts previously paid pursuant to Section 2.4(g) below (other than any interest on such amounts under Section 2.4(h)) shall be credited against any subsequent payment due under this Section.

(g) Notwithstanding any other provision hereof, if, pursuant to Section 2.4(e) there is a dispute as to the Net Working Capital, Closing Net Cash or Financing Adjustment, Seller, on the one hand, or Buyer, on the other, shall promptly pay to Buyer or Seller, as appropriate, such overall net amounts as are not in dispute, pending final determination of any disputed matters pursuant to Section 2.4(e).

(h) Any amount payable pursuant to Section 2.4(f) or Section 2.4(g), shall be due and payable no later than five (5) Business Days after the final determination of the corresponding amounts by wire transfer of immediately available funds to such account(s) as may be directed by Buyer or Seller, as the case may be, together with an amount calculated like interest thereon from and after the Closing Date to and including the date of payment, at a rate per annum equal to four and one-quarter percent (4.25%) per annum, and calculated daily on the basis of a three hundred sixty (360)-day year and the actual number of days elapsed, without compounding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Schedules (it being understood and agreed that each disclosure set forth in the Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE 3 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization and Qualification. Each Group Company is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Schedule 3.1 sets forth, with respect to each Group Company, its full legal name, jurisdiction of incorporation or formation and, with respect to each Group Company whose jurisdiction of incorporation or formation is in the United States, each jurisdiction in which such Group Company is qualified to transact business. Each Group Company is duly qualified to do business in each jurisdiction where such qualification is required, except to the extent the failure to be so qualified would not be material. Seller has made available to Buyer the Governing Documents of each Group Company as currently in effect, and no Group Company is in violation of any provision of its Governing Documents.

Section 3.2 Authority. Each Group Company has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted. Seller has all requisite power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) execute and deliver all other agreements, documents, instruments and/or certificate (the “Ancillary Documents”) to be executed and delivered pursuant to this Agreement and perform its obligations thereunder.

Section 3.3 Enforceability. This Agreement has been executed and, at the Closing, each Ancillary Document will be executed, by a duly authorized officer or representative of Seller and Parent, and this Agreement constitutes, and when so executed and delivered at the Closing, each Ancillary Document will constitute, a valid and binding obligation of Seller and Parent, respectively, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity. The boards of directors of Seller and Parent, and the sole stockholder of Seller, have approved this Agreement.

Section 3.4 No Conflicts; Consents and Approvals.

(a) Except as set forth on Schedule 3.4(a), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) breach, violate or result in a default under any applicable Law, Permit or other authorization of a Governmental Entity applicable to a Group Company or its respective assets, (ii) conflict with any provision of the Governing Documents of any Group Company, (iii) breach, violate or result, with or without notice or lapse of time or both, in a default under, terminate or give rise to any right on the part of any Person to terminate, or require any Group Company to make a payment under, or require any consent by, or notice to, any Person under any Material Contract, or (iv) create or impose any Encumbrance on any asset of a Group Company, except with respect to each of (i), (iii) and (iv) as would not be material.

(b) Except as set forth on Schedule 3.4(b), no consent, approval or authorization of or filing with any Governmental Entity is required on the part of a Group Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5 Capitalization of the Group Companies.

(a) The authorized capital stock or equity interests of each Group Company, the number and class of all outstanding equity interests and the record holder thereof is set forth on Schedule 3.5(a). All outstanding shares or equity interests in each Group Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.5(a), the capital stock or equity interests of each Group Company that is owned directly or indirectly by Seller is owned, free and clear of any Encumbrance. Except as set forth on Schedule 3.5(a), no Group Company has any Subsidiary and no Group Company owns any capital stock or other equity interest of any other Person.

(b) Except as set forth in the Governing Documents of a Group Company, complete and correct copies of all of which have been made available to Buyer, or except as set forth in Schedule 3.5(b), there are no (i) preemptive or similar rights on the part of any holder of any class of securities of a Group Company, (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating a Group Company to issue, sell or purchase, or cause to be issued and sold, any shares of capital stock or equity interests of a Group Company or any securities convertible into or exchangeable for any such shares, (iii) stockholder agreements, voting trusts or other agreements or understandings to which any Group Company is a party, relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock or equity interests of a Group Company or (iv) unpaid dividends, whether current or accumulated, due or payable on any of the capital stock or equity interests of a Group Company.

Section 3.6 Financial Statements. Seller has made available to Buyer complete and correct copies of audited combined balance sheets of the Group Companies as of December 31, 2016, January 2, 2016, and December 27, 2014, and the related consolidated statements of operations, statements of equity and statements of cash flows for each of the years then ended together with the report of the Group Companies’ auditor thereon (the “Audited Financials”), and the balance sheets, and the related consolidated statements of operations, statements of equity and statements of cash flows for the six (6) month periods ended July 1, 2017 and July 2, 2016 (together with the Audited Financials, the “Financial Statements”). Except as set forth on Schedule 3.6, the Financial Statements fairly present in all material respects the consolidated financial condition and results of operations and cash flows of the Group Companies as of the dates and for the periods indicated and have been prepared in accordance with GAAP.

Section 3.7 Absence of Undisclosed Liabilities. The Group Companies have no liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than for liabilities and obligations (i) that would not be required to be reflected on a consolidated balance sheet of the Group Companies (including the notes thereto) in accordance with GAAP, (ii) reflected on or disclosed on the Reference Balance Sheet or specifically disclosed in the notes thereto, (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (iv) that, individually and in the aggregate, are not and would not reasonably be expected to be, materially adverse to the Group Companies, taken as a whole.

Section 3.8 Real Property; Assets.

(a) Schedule 3.8(a) is a complete and correct list of all real property owned by any Group Company (the “Owned Real Property”). Except as set forth on Schedule 3.8(a), the applicable Group Company holds good, marketable and valid fee simple title to the Owned Real Property, in each case, free and clear of Encumbrances, except for any Permitted Encumbrances. No Group Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. Neither the whole nor any part of the Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated. To the Knowledge of Seller, all buildings, structures, facilities and improvements located on the Owned Real Property comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Law for the use thereof, and are in all material respects in good operating condition and repair (ordinary wear and tear excepted).

(b) Schedule 3.8(b) is a complete and correct list of all real property leased, subleased, licensed or occupied by a Group Company (the “Leased Real Property”) and each lease, sublease, license agreement or occupancy agreement pursuant to which a Group Company leases, subleases, licenses or occupies any Leased Real Property (the “Leases”) (showing the parties thereto and the location). Except as set forth on Schedule 3.8(b), the Group Companies have valid leasehold interests in the Leased Real Property, in each case, free and clear of Encumbrances, except for any Permitted Encumbrances.

(c) Each of the Leases is in full force and effect as to the applicable Group Company party thereto and, to the Knowledge of Seller, as to the landlord, sublandlord, licensor or owner that is party thereto, in accordance with its terms. To the Knowledge of Seller, except as set forth on Schedule 3.8(c), the Leases are not subject to any ground leases, mortgages, deeds of trust or other superior Encumbrances or interests that would entitle the holder thereof to interfere with or disturb the applicable Group Company’s use and enjoyment of the Leased Real Property or the exercise of the applicable Group Company’s rights under the Leases so long as the applicable Group Company is not in default. There exists no default or event of default under any Lease on the part of a Group Company, or, to the Knowledge of Seller, any other party under any Lease, except for any default that would not be material. Seller has made available to Buyer complete and correct copies of all Leases, including all amendments thereto. No Group Company has assigned, transferred or pledged any interest in any of the Leases.

(d) Except as set forth on Schedule 3.8(d), there are no leases, subleases, licenses or other occupancy agreements relating to the Real Property with respect to which a Group Company is lessor, sublessor, licensor or the like, and no third Person is in possession of any of the Real Property.

(e) No Group Company is party to any lease pursuant to which a Group Company leases any fixtures, furniture, equipment or any other Personal Property under which a Group Company is required to make payments in excess of $500,000 in the aggregate over its remaining term.

(f) Each Group Company has legal and beneficial ownership of all of its respective tangible Personal Property and assets included in the most recent Financial Statements, except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date, free and clear of Encumbrances, other than Permitted Encumbrances.

(g) Other than in the ordinary course of business consistent with past practice, all inventory of the Group Companies, including finished goods, raw materials and work-in-process, and all service parts and supplies, is located on the Real Property.

Section 3.9 Sufficiency of Assets. Except for those assets identified on Schedule 3.9, and subject to replenishment of consumables and maintenance of the assets in the ordinary course, the assets owned, leased or licensed by the Group Companies are, in the aggregate, sufficient, in all material respects, for the operation of the business immediately after the Closing as currently conducted by the Group Companies. No assets primarily used in the operation of the business conducted by the Group Companies are owned by Seller or any of its Affiliates (other than the Group Companies).

Section 3.10 Contracts.

(a) Schedule 3.10 sets forth a complete and correct list, as of the date of this Agreement, of all Material Contracts. The term “Material Contracts” means all of the following types of Contracts to which a Group Company is a party or by which it is bound as of the date of this Agreement:

(i) all (A) employment Contracts with officers or other employees of a Group Company, other than arrangements that are terminable on not more than thirty (30) days’ notice without penalty or payment in connection with termination (other than amounts accrued prior to termination), and that do not provide for employee benefits not available to similarly situated employees of the Group Companies, (B) Contracts with consultants, in each case pursuant to which a Group Company is or could become obligated to make payments exceeding $150,000 annually, other than such Contracts that are terminable on less than sixty (60) days’ notice without penalty or payment in connection with termination, (C) retention, stay bonuses, change in control, transaction bonuses, and similar agreements (the agreements described in this clause (C), collectively the “Retention Bonus Agreements”) and (D) employee leasing agreements with a Group Company other than agreements that are terminable on not more than thirty (30) days’ notice without penalty or payment in connection with termination;

(ii) all collective bargaining agreements (including any material memorandums of understanding), works council or similar labor Contracts;

(iii) all (A) credit agreements, notes, mortgages, indentures, security agreements, letters of credit and other Contracts relating to Indebtedness and any other indebtedness, whether drawn or undrawn, (B) guarantees of the obligations of any other Person and (C) agreements under which any Person has guaranteed directly or indirectly, any liabilities or obligations of a Group Company;

(iv) joint venture, partnership and limited liability company or other similar agreements, including any agreement or commitment to make any loan or capital contribution to any other joint venture or partnership;

(v) (A) Contracts for the purchase by a Group Company of materials, supplies, products, goods or services, and (B) Contracts for the sale or provision by a Group Company of materials, supplies, products, goods or services, in each case under which the amount that would reasonably be expected to be paid or received by a Group Company exceeds $500,000 in the aggregate over the remaining term of such Contract other than any purchase orders, sales orders or other verbal notices or orders entered into, issued or received in the ordinary course of business;

(vi) Contracts prohibiting or restricting the ability of a Group Company to compete with any Person, engage in any business or operate in any geographical area;

(vii) Contracts containing “requirements” provisions or other provisions obligating a Group Company to purchase or obtain a minimum or specified amount of any product or service from any Person or that provide for “most favored nations” terms or establish exclusive sale or purchase obligations with respect to any product or service, other than any such Contract that is terminable on less than sixty (60) days’ notice without penalty or that can be terminated by the Group Companies at an aggregate cost of less than $500,000;

(viii) Contracts relating to the acquisition or disposition by a Group Company of any business or line of business (whether by acquisition or disposition of equity interests, assets or otherwise) that has been consummated since January 1, 2014, or pursuant to which such Group Company has any remaining obligation or potential liability;

(ix) any distribution, dealer, representative, agency or similar Contract other than any such Contract that is terminable on less than 60 days’ notice without penalty or payment in connection with termination, other than amounts accrued prior to such termination;

(x) any Contract involving a remaining commitment by a Group Company to pay capital expenditures in excess of $500,000;

(xi) any Contracts to sell or otherwise dispose of any capital assets having a fair market value in excess of $500,000;

(xii) any noncompetition or similar Contracts running in favor of a Group Company;

(xiii) any payment or performance bond or surety agreement;

(xiv) any Contract between the Group Companies, on the one hand, and any officer or director of any Group Company or Seller or any Seller Affiliate other than the Group Companies, on the other hand, other than any Employee Benefit Plan (the “Related Party Agreements”);

(xv) any Contract concerning Intellectual Property material to the business of the Group Companies, including any covenant not to sue or settlement agreement relating to Intellectual Property material to the business of the Group Companies, but excluding any license in respect of non-exclusive licenses granted to customers or suppliers in the ordinary course of business in connection with the sale or provision of goods or services with license, maintenance, support, and other fees less than $50,000 per year or Off-the-Shelf Software; and

(xvi) any other Contract that is material to the Group Companies, taken as a whole.

(b) Seller has made available to Buyer complete and correct copies of the written Material Contracts (including all amendments and other modifications thereto) as in effect on the date hereof. No Group Company, and, to the Knowledge of Seller, no other party thereto, is in default under any Material Contract, except for any default that would not be material. Each Material Contract is in full force and effect as to the applicable Group Company, and to the Knowledge of Seller, as to each other party thereto.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) sets forth all material Employee Benefit Plans by name, including all amendments thereto, and identifies whether each Employee Benefit Plan is a Company Benefit Plan, a Seller Benefit Plan, or a Collective Bargaining Benefit Plan. No Company Benefit Plan is subject to the laws of a country other than the United States. Seller has made available to Buyer complete and correct copies of: (i) the most recent determination letter or opinion letter, if any, received by a Group Company from the IRS regarding each Qualified Plan, (ii) all pending applications for rulings, determinations or opinions with respect to any Company Benefit Plan or Qualified Plan, if any, filed with any Governmental Entity (including the Department of Labor and the IRS), (iii) all material correspondence to or from any Governmental Entity with respect to any Company Benefit Plan; (iv) the financial statements (if any) for each Company Benefit Plan for the two (2) most recent fiscal or Company Benefit Plan years for which such financial statements are available (in audited form if required by ERISA) and, where applicable, Annual Report/Returns (Forms 5500) with disclosure schedules, if any, and attachments for each Company Benefit Plan for the two (2) most recent fiscal or Company Benefit Plan years for which such Annual Report/Return (Form 5500) is available, (v) the most recently prepared actuarial valuation report for each Company Benefit Plan (including reports prepared for funding, deduction and financial accounting purposes), if applicable, (vi) all material Company Benefit Plan documents, trust agreements, insurance contracts, service agreements and related material contracts and documents, with respect to each Company Benefit Plan (and, with respect to any material unwritten Company Benefit Plan, a written summary of the material terms and conditions thereof), (vii) collective bargaining agreements (including memorandums of understanding and other side letter agreements), if any, relating to the establishment, maintenance, funding and operation of any Company Benefit Plan, and (viii) summaries of each material Seller Benefit Plan. No Company Benefit Plan provides benefits for any employee of Seller or an Affiliate of Seller (other than a Group Company). No Seller Benefit Plan provides benefits solely to employees of the Group Companies.

(b) All Qualified Plans and the trusts (if any) forming a part thereof, are so tax-qualified and have received or are subject to a favorable determination or opinion letter from the IRS as to their qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. No Company Benefit Plan is a Qualified Plan. To the extent required by Law, all Company Benefit Plans and Seller Benefit Plans comply with the requirements of ERISA and the Code and all other applicable Law in all material respects. No Company Benefit Plan is subject to ERISA. All Company Benefit Plans and Seller Benefit Plans have been administered and maintained at all times in all material respects in accordance with the documents and instruments governing them. Except as set forth on Schedule 3.11(b), all reports (including Form 5500) and filings with Governmental Entities (including the Department of Labor and the IRS) required in connection with each Company Benefit Plan have been timely made and all material disclosures required by applicable Law to be distributed to any Company Benefit Plan participant have been timely made. No Group Company has any material liability with respect to a Tax under Chapter 43 of the Code.

(c) All contributions, premium payments and other payments required to be in connection with the Company Benefit Plans as of the date of this Agreement have been made. All contributions, premium payments and other payments required to be made by any Group Company in connection with the Seller Benefit Plans and the Collective Bargaining Benefit Plans as of the date of this Agreement have been made. Except as set forth on Schedule 3.11(c), no material unfunded liabilities exist with respect to any Company Benefit Plan other than those accrued on the Financial Statements in accordance with GAAP or arising since the Balance Sheet Date and required to be recorded as a current liability in accordance with GAAP.

(d) No Action or claim is pending or to the Knowledge of Seller, threatened with regard to any Company Benefit Plan other than routine claims for benefits. No material Action or claim involving any current or former employee of any Group Company is pending or, to the Knowledge of Seller, threatened with regard to any Seller Benefit Plan, other than routine claims for benefits. Except as otherwise expressly provided in this Agreement or as set forth on Schedule 3.11(d)(i), the consummation of the transactions contemplated by this Agreement will not cause any Company Benefit Plan to increase benefits payable to any participant or beneficiary. Except as otherwise expressly provided in this Agreement or as set forth on Schedule 3.11(d)(ii), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur): (i) entitle any current or former employee of any Group Company to severance pay, unemployment compensation or to any other payment, benefit or award under any Company Benefit Plan or Seller Benefit Plan, (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under any Company Benefit Plan or Seller Benefit Plan, or (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on any Group Company’s rights to administer, amend or terminate any Company Benefit Plan. No amount or benefit that could be received (whether in cash, property or the vesting in cash or property) under any Company Benefit Plan, Seller Benefit Plan or otherwise as a result of or in connection with the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any employee, officer or director of any Group Company who is a “disqualified individual” (as such term is defined in Section 280G(c) of the Code) will, either individually or in combination with any other amount or benefit, fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code. Except as set forth on Schedule 3.11(d)(iii), each Company Benefit Plan, and, with respect to current and former employees and service providers of any Group Company, each Seller Benefit Plan, in either case that is subject to Section 409A of the Code, has at all times while subject to Section 409A of the Code complied in all material respects with Section 409A of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code. To the Knowledge of Seller, no Company Benefit Plan is currently under examination or audit by any Governmental Entity, including the Department of Labor or the IRS.

(e) Schedule 3.11(e)(i) lists each Multiemployer Plan to which a Group Company contributes, is required to contribute, or within the last six (6) years, has contributed or been required to contribute (each a “Company Multiemployer Plan”). No Group Company could reasonably be expected to have any liability with respect to a Multiemployer Plan that is not a Company Multiemployer Plan. Except as set forth on Schedule 3.11(e)(ii), none of Seller or any of its Affiliates (other than the Group Companies) contributes to or is required to contribute to any Company Multiemployer Plan. Except as set forth on Schedule 3.11(e)(iii), within the last six (6) years, no Group Company nor any of their ERISA Affiliates has maintained or established, contributed or been required to contribute to, participated in or required to participate in, or otherwise has been liable to any Employee Benefit Plan (including any Multiemployer Plan) which is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No employee of a Group Company is currently accruing, or is entitled to accrue, a benefit under any Employee Benefit Plan that is not a Collective Bargaining Benefit Plan and is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No Company Benefit Plan or Seller Benefit Plan is a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or a multiple employer plan within the meaning of Section 413(c) of the Code.

(f) No Group Company or ERISA Affiliate has received notice that a Company Multiemployer Plan is assessing a withdrawal liability with respect to a Group Company. With respect to each Company Multiemployer Plan, the Company (or another Group Company) will, within ten (10) Business Days following the date hereof, request the most recent estimate of withdrawal liability available and will promptly provide each such estimate to Buyer upon receipt. All material communications during the preceding three (3) years between any Group Company or any ERISA Affiliate and any Company Multiemployer Plan pertaining to the Group Companies or matters that could reasonably be expected to affect the Group Companies’ potential liability have been delivered to Buyer. With respect to each Company Multiemployer Plan, no Group Company has experienced a reduction in contribution base units in the three (3) consecutive years prior to the date of this Agreement that would, if continued, reasonably be expected to result in a partial withdrawal assessment that could result in any liability to any Group Company, whether such liability is contingent or otherwise. Schedule 3.11(f) identifies each Company Multiemployer Plan that has notified the Company or any ERISA Affiliate of any failure to satisfy minimum funding standards, or of its status as a critical or endangered plan.

(g) Except as set forth on Schedule 3.11(g), (i) no Group Company has any outstanding liability (contingent or otherwise) with respect to the Allied Local 470 Retirement Plan, the Allied Local 911 Retirement Plan or the Allied Local 592 Retirement Plan (the “Legacy Company Retirement Plans”), and (ii) each of the Legacy Company Retirement Plans have been terminated and liquidated in accordance with their terms and applicable Law, including ERISA and the Code.

(h) Except as set forth on Schedule 3.11(h)(i), no Group Company or Company Benefit Plan provides or has any obligation to provide post-employment life insurance, death, medical or other welfare benefits other than health care continuation benefits described in Section 4980B of the Code or any other similar Law. Except as set forth on Schedule 3.11(h)(ii), no Seller Benefit Plan provides or has any obligation to provide post-employment life insurance, death, medical or other welfare benefits other than health care continuation described in Section 4980B of the Code or any similar Law to any employee or former employee of a Group Company.

(i) To Seller’s knowledge, there are no Multiemployer Welfare Plans not referenced in the applicable collective bargaining agreement. None of the Multiemployer Welfare Plans require maintenance-of-benefit contributions in excess of the contribution rates set forth in the applicable collective bargaining agreement.

Section 3.12 Intellectual Property.

(a) The Group Companies own all right, title and interest to, or have valid licenses or other rights to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the Intellectual Property used in the operation of the business as currently conducted. Schedule 3.12 lists all registered and material unregistered trademarks, trade names, service marks, logos, registered and material unregistered copyrights, material Software, domain names, social media accounts, and patents, including pending applications to register or renew any of the foregoing with any Governmental Entity, that are owned or registered by any Group Company and which have not expired or been abandoned, other than Intellectual Property where the failure to register or maintain registration would not be material. To the Knowledge of Seller, (i) no Group Company is infringing the Intellectual Property rights of any other Person in any manner that is or would be material, and (ii) no Person is infringing any Intellectual Property rights of any Group Company. Schedule 3.12 lists all material written licenses to which any Group Company is a party, pursuant to which (a) any Group Company permits any Person to use any of its Intellectual Property or grants a covenant not to use or (b) any Person permits any Group Company to use any Software or Intellectual Property not owned by any Group Company, except for Off-the-Shelf Software (collectively, “Licenses”). Seller has made available to Buyer complete and correct copies of the Licenses listed on Schedule 3.12. No Group Company and, to the Knowledge of Seller, no other party thereto, is in default, in any material respect, under any License, and each License is in full force and effect.

(b) Within the past three (3) years, to Seller’s Knowledge, (i) none of the Group Companies has suffered a material Data Breach, (ii) no material breach or violation of the Written Information Security Program has occurred and (iii) except as set forth in Schedule 3.12(b), none of the Group Companies has notified or been required to notify any Person of any material Data Breach suffered by its service providers, Seller or any of its Affiliates (including Group Companies). No representation or warranty is made in this Agreement with respect to Data Breaches suffered by third parties other than Seller or any of its Affiliates (including Group Companies).

Section 3.13 Permits; Compliance with Law. Schedule 3.13 lists all licenses, permits and other governmental authorizations (other than individual vehicle licenses or registrations or certificates of occupancy) issued by any Governmental Entity exercising jurisdiction over any Group Company (the “Permits”) maintained by a Group Company in connection with the conduct of its business as currently conducted, other than any Permit the absence of which would not be material. Except as set forth on Schedule 3.13, no Group Company has received during the past three (3) years any written notice of any violation of any Permit or any applicable Law, or any written notice of a proposal by any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any such Permit and to the Knowledge of Seller, no Group Company is under investigation by any Governmental Entity with respect to any material violation of any applicable Law. Except as set forth on Schedule 3.13, each of the Group Companies is and has been in material compliance with applicable Law and the Permits. Except as set forth on Schedule 3.13, the Group Companies have all Permits necessary for the conduct of their business, other than any Permit the absence of which would not be material.

Section 3.14 Litigation. Except as set forth on Schedule 3.14, there are no Actions or unresolved material disputes with respect to which any Group Company has been served or given written notice, pending, or to the Knowledge of Seller threatened, against any Group Company or with respect to any of its respective properties, with respect to requests for payment or other performance, other than (a) Actions or unresolved disputes with respect to requests for performance that do not seek injunctive or declarative relief against any Group Company and for which the amount in controversy (as reasonably determined by the Group Companies in their good faith business judgment) does not exceed $250,000, and (b) Actions or unresolved disputes with respect to requests for payment or other performance that are covered by an Insurance Policy, whether or not subject to a reservation of rights. No Group Company is a party to or subject to any settlement or similar agreement with any Governmental Entity or any material judgment, order, injunction or decree of any Governmental Entity under which any Group Company has any ongoing obligation. Seller has provided Buyer with an extract of Seller’s Legal Department Database as of August 22, 2017 setting forth all disputes involving a Group Company that are being handled by the Oldcastle Law Group and for which the amount in controversy (as reasonably determined by the Group Companies in their good faith business judgment) is in excess of $50,000.

Section 3.15 Taxes. Except as set forth on Schedule 3.15:

(a) All Tax Returns required to have been filed by any Group Company have been duly filed on a timely basis. Each such Tax Return has been prepared in compliance with all applicable Laws, and is true, complete and correct in all material respects.

(b) No Group Company that is an eligible entity for purposes of Treasury Regulation § 301.7701-3(a) has elected under Treasury Regulation § 301.7701-3 to be treated as a corporation.

(c) All Taxes payable by any Group Company or for which a Group Company may be liable (whether or not shown on any Tax Return) have been timely paid, except such Taxes, if any, as are being contested in good faith, in which case, adequate reserves for such Taxes have been made on the Financial Statements. All assessments for Taxes due and owning by any Group Company with respect to completed and settled examinations or concluded litigation have been paid. There are no Tax liens on any assets, properties, or rights of any Group Company except liens for current Taxes not yet due.

(d) All employment and withholding Taxes required to be paid or withheld by or on behalf of the Group Companies have been paid or properly set aside in accounts for such purpose.

(e) No agreement or other document extending or having the effect of extending the period of assessment or collection of any Taxes payable by any Group Company, and no power of attorney with respect to any such Taxes, has been entered into, executed or filed with the IRS or any other Governmental Entity that is currently in effect. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed.

(f) There is no suit, audit, examination, or, to the Knowledge of Seller, investigation or other Action pending, proposed or threatened in respect of Taxes payable by any Group Company. No Tax deficiency has been asserted in writing against any Group Company for additional Taxes that has not yet been resolved. No written claim has been made during the six (6) year period ending on the date hereof by a Governmental Entity in any jurisdiction in a given Group Company does not file Tax Returns asserting that such a Group Company is or may be subject to taxation in that jurisdiction.

(g) No Group Company is or has been a member of a Consolidated Group filing consolidated or combined Tax Returns other than the Allied Consolidated Group or any subset thereof. No Group Company has or has had during the period that it has been an Affiliate of Seller any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the other Group Companies). No Group Company is a party to any Tax allocation or sharing agreement (other than an agreement entered into in the ordinary course of business the primary purpose of which is not the allocation or sharing of Taxes), or has any liability for Taxes of any other person or entity (other than another member of the Allied Consolidated Group) under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law.

(h) No Group Company has participated in any transactions that are or would be part of any “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2) (or any similar provision under any state or local Law), and, with respect to each transaction in which a Group Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(i) During the last three (3) years, no Group Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. The sale of the Shares pursuant to this Agreement is not subject to the rules of Treasury Regulation § 1.1502-36. No election under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction of any Group Company after the Closing.

(j) No Group Company is, or during the past twelve (12) month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code). There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by a Group Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned. No Group Company has established or has been required to establish a Subpart F income recapture account within the meaning of Treasury Regulation § 1.952-1(f).

(k) No Group Company currently is, or has to Seller’s Knowledge ever been, subject to Tax in any jurisdiction outside the United States.

(l) No Group Company will be required to include or accelerate the recognition of any item of income in, or exclude or defer any item of deduction or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law), closing agreement or intercompany transaction, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date.

Section 3.16 Absence of Changes. Except as set forth on Schedule 3.16, (i) since December 31, 2016, the business of the Group Companies has been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) since June 30, 2017, no Group Company has taken any action which, if taken after the date of this Agreement, would require the consent of Buyer pursuant to Section 5.1 and (iii) since December 31, 2016, no Group Company has suffered a Company Material Adverse Effect and no effect, development, event, change, state of facts, circumstance or occurrence exists that has had or is reasonably expected to have a Company Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) Except for any matter disclosed on Schedule 3.17 or which would not be material:

(i) each Group Company and its respective business is and has for the past five (5) years been in compliance with all applicable Environmental Laws and has obtained, maintained and complied with the terms of all permits, licenses, consents, authorizations, exemptions and approvals required under all applicable Environmental Laws to entitle the Group Companies to own and operate their respective assets and to carry on and conduct their business (“Environmental Permits”), with each such Environmental Permit being listed on Schedule 3.17(a);

(ii) there are no pending or, to the Knowledge of Seller, threatened Actions, claims or demands arising under any Environmental Laws with respect to any Group Company or any of the respective businesses or assets, and there is no judicial or administrative judgment, order, decree, or settlement pursuant to any Environmental Law relating to any Group Companies, their respective assets or businesses that remains unresolved in any respect;

(iii) no Group Company or, to Seller’s Knowledge, any legal predecessor thereto has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site, that (a) pursuant to CERCLA or any similar Law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list or (b) has been or is involved in any government-sponsored voluntary cleanup program;

(iv) no Release or threatened Release is occurring or has occurred at, on, under or from, and no Hazardous Substances are present at, under, or on any Owned Real Property or, to the Knowledge of Seller, any Leased Real Property or any real property formerly owned, leased or operated by any Group Company or any legal predecessor thereto, in each case that would reasonably be expected to result in liability to any Group Company or for which applicable Environmental Law requires any Group Company to (i) provide notice to any Person, (ii) perform further investigation, or (iii) undertake any form of response or remedial action;

(v) no Group Company has assumed by contract or, to the Knowledge of Seller, by operation of Law, any liability of any Person pursuant to any Environmental Law;

(vi) there are no underground storage tanks, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment located on any Owned Real Property or, to the Knowledge of Seller, any Leased Real Property in violation of Environmental Law;

(vii) there are no asbestos or asbestos containing materials present in any of the Owned Real Property or, to the Knowledge of Seller, any Leased Real Property in a condition requiring corrective action on the part of any Group Company under Environmental Laws, and no Group Company or any legal predecessor thereto manufactures, distributes or sells, or ever has manufactured, distributed or sold, products containing asbestos containing material; and

(viii) Seller has made available to Buyer copies of (i) any material environmental site assessments, compliance audits, investigation or remediation studies performed by or on behalf of Seller or a Group Company on or after January 1, 2015, and (ii) any release reports and copies of any notices of violation or documents initiating or submitted by any Group Company in connection with, any unresolved regulatory or judicial or other Actions, that are in the possession of any Group Company (or, in the case of such assessments, audits, studies or reports, were prepared on behalf of any Group Company) that relate to the current or former business of the Group Companies or the Real Property; provided, that such reports and documents are provided as-is, and Seller makes no representation or warranty as to the accuracy of any facts asserted, statements made, or conclusions reached in any such reports or documents.

(b) The representations and warranties of Seller under Section 3.16 and this Section 3.17 shall be the sole representations and warranties of Seller with regard to Environmental Laws, Environmental Permits, Hazardous Substances and Releases.

Section 3.18 Affiliate Transactions.

(a) Except as set forth on Schedule 3.18 and except for employment arrangements, none of the Group Companies is a party to any agreement or transaction with any Affiliate or any stockholder of a Group Company (other than any other Group Company) or Affiliate of such stockholder, including any portfolio company of such stockholder or Affiliate (other than any other Group Company) (each, an “Affiliate Transaction”).

(b) Except as set forth on Schedule 3.18, to the Knowledge of Seller, no stockholder, officer, director or employee of any Group Company, or any Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly (other than by virtue of owning shares or other equity of a Group Company), any material interest in (A) any of the assets of the Group Companies or (B) any Person that is a supplier, customer or competitor of a Group Company (other than any investment in stock or other securities of an entity listed on a national securities exchange or quotation system or actively traded in the over-the-counter market), (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of a Group Company or (iii) is a debtor or creditor of a Group Company.

(c) Except as set forth on Schedule 3.18, none of Seller or the Affiliates of Seller (other than a Group Company) have any interest in any material property (real or personal, tangible or intangible) used by any of the Group Companies. Except as set forth on Schedule 3.18, none of Seller or Affiliates of Seller (other than a Group Company) provide material services to the Group Companies.

Section 3.19 Insurance.

(a) Schedule 3.19(a) lists and briefly describes each material insurance policy maintained exclusively by and for the benefit of the Group Companies (other than those in respect of Employee Benefit Plans listed on Schedule 3.11(a)) (collectively, the “Company Insurance Policies”) and sets forth the date of expiration of each such Company Insurance Policy.

(b) Schedule 3.19(b) lists and briefly describes each material insurance policy maintained by Seller or any of its Affiliates, other than Company Insurance Policies, under which any Group Company is entitled to any benefit (collectively, the “Seller Group Insurance Policies”, and together with the Company Insurance Policies, the “Insurance Policies”) and sets forth the date of expiration of each such Seller Group Insurance Policy (it being understood that, except as expressly set forth in Section 5.18, the coverage of the Group Companies under such Seller Group Insurance Policies shall terminate as of the Effective Time). Schedule 3.19(b) identifies, for each of the Seller Group Insurance Policies, the deductible effectively borne by the Group Companies after giving effect to the benefits of the Seller Group Insurance Policies.

(c) All insurance policies covering pending Actions or pending, material unresolved disputes that have been asserted by service of process or written notice to a Group Company will continue in full force and effect through and after Closing, subject to Section 5.18, in accordance with their respective terms such that all such insurance policies will continue to apply to the applicable Actions and material unresolved disputes through and after Closing, subject to the terms of such policies, provided that, in all cases, after the Closing the Group Companies shall be solely responsible for any applicable deductibles or other self-insured retentions under any such policies (but in each case such applicable deductibles or other self-insured retentions shall be superseded by and subject to the effective deductibles set forth in Schedule 3.19(b)), and neither Seller nor any Affiliate of Seller will have any obligation to reimburse or otherwise satisfy any such deductible or self-insured retention.

(d) Seller has made available to Buyer complete and correct copies of the Company Insurance Policies. To the Knowledge of Seller, no Group Company has received any written notice of pending or threatened termination of any Insurance Policy, and each Group Company is in compliance in all material respects with all terms and conditions contained therein.

Section 3.20 Employees.

(a) A correct and complete list of all of the directors, officers, managers and employees of the Group Companies as of the Balance Sheet Date, specifying their position, their recognized seniority date, hourly wage rate or annual base salary and bonus, commission and other incentive compensation opportunity, if any, has been made available to Buyer. No employee of a Group Company provides services primarily for the benefit of Seller or an Affiliate of Seller (other than a Group Company). Except as set forth on Schedule 3.20(a), no employee of Seller or an Affiliate of Seller (other than a Group Company) provides services primarily for the benefit of a Group Company.

(b) Except as set forth on Schedule 3.20(b), to Seller’s Knowledge, no formal charge or complaint of employment discrimination, harassment or retaliation has been filed against any Group Company since January 1, 2015, or is pending or, to Seller’s Knowledge, threatened.

(c) Schedule 3.20(c) lists all of the current collective bargaining agreements, works council agreements or other collective labor agreements with any labor organization, union, works council, employee association, trade union or other similar employee representative body to which any of the Group Companies is a party. There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to Seller’s Knowledge, threatened against or involving any of the Group Companies, or (ii) unfair labor practice charges or grievances pending or, to Seller’s Knowledge, threatened by or on behalf of any current or former employee of any of the Group Companies. To Seller’s Knowledge, there are no current organizing activities among the employees of any of the Group Companies.

(d) Since January 1, 2014, each Group Company has complied in all material respects with all applicable Law relating to labor, labor relations or employment in all material respects, including all provisions thereof related to immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, overtime, meal periods and rest periods, employee classification and exemption status, classification of contingent workers or independent contractors, non-competition, and background check processes.

(e) Except for any non-material noncompliance, all individuals who are (i) performing consulting or other services for any Group Company are correctly classified under all applicable Law by the respective Group Company as either “independent contractors” or “employees” as the case may be, and (ii) classified as “employees” of any Group Company are correctly classified under all applicable Law by the respective Group Company as exempt or non-exempt, as the case may be.

(f) Since January 1, 2015, none of the Group Companies has triggered any liability under the federal WARN Act or similar state or local law that has not been satisfied in full.

(g) Except as set forth in Schedule 3.20(g), all employees of the Group Companies are employed on an at-will basis.

(h) Except for any non-material non-compliance, (i) each Company Employee has completed an Employment Eligibility Verification Form (“Form I-9”) and the Group Companies have retained each such Form I-9 and supporting documentation in accordance with applicable Law, and (ii) none of the Group Companies has been audited, inspected, penalized, warned, or sanctioned by any Governmental Entity in connection with compliance with or violation of any applicable Law regarding employment eligibility, work authorization, Form I-9 procedures, or other immigration or employment authorization requirement nor is any such Action or penalty pending or, to Seller’s Knowledge, threatened.

Section 3.21 Bank Accounts. Schedule 3.21 sets forth the names and locations of all banks and other financial institutions and depositories at which any Group Company maintains accounts of any type or safe deposit boxes, and also lists the account number of each such account, and the number of each such safe deposit box.

Section 3.22 No Other Representations or Warranties; Disclaimer. Seller acknowledges and agrees that (a) the representations and warranties of Buyer contained in ARTICLE 4 are the sole and exclusive representations and warranties of Buyer in connection with the transactions contemplated by this Agreement, (b) Buyer has not made any representation or warranty, express or implied, of any nature whatsoever except as specifically set forth in ARTICLE 4, and no other statement, document or communication made or provided by Buyer or any of its representatives, has been relied upon by Seller, and no such statement, document or communication shall be deemed to be a representation or warranty of Buyer for any purpose and (c) all representations and warranties, express or implied, of any nature whatsoever, other than those specifically set forth in ARTICLE 4 are specifically disclaimed.

Section 3.23 Brokers. Except as set forth on Schedule 3.23, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of the Group Companies in such manner as to give rise to any valid claim against Buyer or the Group Companies for any brokerage or finder’s commission or similar compensation.

Section 3.24 Certain Payments. To the Knowledge of the Company, no employee or agent of a Group Company acting on its behalf has directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the Group Companies (or assist such party in connection with any actual or proposed transaction relating to the Group Companies) (i) any illegal gift or benefit or (ii) any gift or similar benefit which if not continued or repeated in the future, would have a material and adverse effect on the relationship of a Group Company with such Person.

Section 3.25 Significant Suppliers and Customers. Except as set forth on Schedule 3.25, since December 31, 2016, the Group Companies have not received written notice that any of the Significant Customers or Significant Suppliers intends to (A) cease or materially decrease purchasing from, contracting with, selling to or dealing with the Group Companies (taken as a whole), as such Significant Customer or Significant Supplier has purchased from, contracted with, sold to or dealt with the Group Companies (taken as a whole) in the past; (B) materially adversely modify its relationship with the Group Companies (taken as a whole); or (C) materially alter its purchases, contracts, sales or dealings with the Group Companies (taken as a whole) in the event of the consummation of the transactions contemplated hereunder. “Significant Customers” means each of the twenty (20) largest customers of the Group Companies, based upon sales to such customers during the fiscal year ended December 31, 2016 and the six (6)- month period ended June 30, 2017. “Significant Suppliers” means each of the ten (10) largest suppliers of the Group Companies, based upon purchases from such suppliers during for the fiscal years ended December 31, 2016 and the six (6)-month period ended June 30, 2017.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Schedules (it being understood and agreed that each disclosure set forth in the Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE 4 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.

Section 4.2 Authority. Buyer has all requisite power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) execute and deliver all other agreements and instruments to be executed and delivered pursuant to this Agreement and perform its obligations thereunder, including the Ancillary Documents.

Section 4.3 Enforceability. This Agreement has been executed, and at the Closing, each Ancillary Document will be executed, by a duly authorized officer of Buyer and this Agreement constitutes, and when so executed and delivered, each Ancillary Document will constitute, a valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity. The board of directors of Buyer has approved this Agreement and the transactions contemplated hereby, and no other corporate approvals on the part of Buyer are required in connection with the consummation of the transactions contemplated hereby (including the consummation of the Financing).

Section 4.4 No Conflicts; Consents and Approvals.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer will not (i) breach or violate or result in a default under any applicable Law, permit held by the Buyer Companies or other authorization of a Governmental Entity applicable to the Buyer Companies or their respective assets, (ii) conflict with the Governing Documents of the Buyer Companies, or (iii) breach, violate or result in a default under, terminate or give rise to any right on the part of any Person to terminate, any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which any of the Buyer Companies is a party or by which any of the Buyer Companies or any of their properties or assets are bound except, with respect to each of the foregoing clauses (i) and (iii) as would not result in a Buyer Material Adverse Effect.

(b) With the exception of the expiration of the waiting period under the HSR Act, no consent, approval or authorization of or filing with any third party or Governmental Entity is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5 Purchase for Investment. Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Companies and their securities and is capable of bearing the economic risks of such investment. Buyer acknowledges that the securities it will acquire in the transactions contemplated by this Agreement have not been registered under any securities Laws, and agrees that such securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 4.6 Litigation. There are no Actions pending against, or, to the Knowledge of Buyer, threatened against or affecting, the Buyer Companies before any court or arbitrator or any Governmental Entity which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or that are likely to result in a Buyer Material Adverse Effect.

Section 4.7 No Other Representation or Warranties; Disclaimer. Buyer acknowledges and agrees that (a) the representations and warranties of Seller contained in ARTICLE 3 are the sole and exclusive representations and warranties of Seller or Parent in connection with the transactions contemplated by this Agreement, (b) no Group Company has made any representation or warranty, express or implied, of any nature whatsoever, and no other statement, document or communication made or provided by Seller, Parent, any Group Company or any of their respective representatives has been relied upon by Buyer, and no such statement, document or communication shall be deemed to be a representation or warranty of Seller, Parent or any Group Company for any purpose, (c) all representations and warranties, express or implied, of any nature whatsoever, other than those specifically set forth in ARTICLE 3 are specifically disclaimed, and (d) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer or its representatives are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information.

Section 4.8 Brokers. Except as set forth on Schedule 4.8, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of Buyer or any Affiliate of Buyer in such manner as to give rise to any valid claim against Seller or Parent for any brokerage or finder’s commission or similar compensation.

Section 4.9 Financing.

(a) A true, complete and correct copy of the debt commitment letter, dated August 24, 2017 (as may be amended or replaced, in each case subject to the terms of Section 5.14(a), the “Debt Commitment Letter”) as in effect on the date hereof has been provided to Seller.

(b) A true, complete and correct copy of the investment agreement between Buyer, CD&R Boulder Holdings, L.P. and Clayton, Dubilier & Rice Fund IX, L.P., dated August 24, 2017 (as may be amended or replaced, in each case subject to the terms of Section 5.14(a), the “Equity Commitment Letter”) as in effect on the date hereof has been provided to Seller.

(c) A true and complete copy of each fee letter related to the Commitment Letters as in effect on the date hereof has been provided to Seller, except for customary redactions solely in respect of the amounts, percentages and basis points of compensation and other similar economics set forth therein, the pricing and other terms of the “flex” provisions and the “securities demand” provisions set forth therein (none of which would impact the conditionality, enforceability or availability of the aggregate amount of the Financing).

(d) Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date hereof. As of the date hereof, each Commitment Letter is a legal, valid and binding obligation of each of the Buyer Companies party thereto and, to the Knowledge of Buyer, each other party thereto, and in full force and effect, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, (i) neither Commitment Letter has been amended or modified in any respect and has not been withdrawn, terminated or rescinded (or the commitments therein otherwise reduced) in any respect and, to the Knowledge of Buyer, no withdrawal, termination or rescission or reduction is contemplated, and (ii) no Buyer Company is in default under the terms and conditions of any Commitment Letter and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of a Buyer Company party or, to the Knowledge of Buyer, any other party thereto and no Buyer Company has received any written notice of such default or event. As of the date hereof, no amendment or modification of any Commitment Letter is contemplated (other than joinder documentation or an amendment and restatement of a Commitment Letter, in each case relating to addition of additional equity investors in respect of the Equity Financing or the appointment of additional agents, co-agents, arrangers, bookrunners, managers or other roles in respect of the Debt Financing or modifications thereto to implement the flex provisions set forth in any fee letter related thereto, none of which would impact the conditionality, enforceability or availability of the aggregate amount of the Financing).

(e) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, the aggregate proceeds contemplated to be provided by the Commitment Letters, together with available cash of the Buyer Companies, will be sufficient for Buyer to make all required payments in connection with the transactions contemplated hereby, including payment of the Purchase Price, and all other amounts to be paid pursuant to this Agreement and associated fees, costs and expenses of the transactions contemplated hereby, including the Financing, on the Closing Date.

(f) Except for the Commitment Letters and fee letters referred to in the Commitment Letters (copies of which have been provided to Seller in accordance with the foregoing), as of the date hereof, (i) there are no side letters or other agreements relating to the conditions of the funding or investing, as applicable, of the financing contemplated by the Commitment Letters other than any engagement letter and fee credit letters, and (ii) there are no conditions precedent or other contingencies (including pursuant to any “market flex” provisions in the related fee letters or otherwise) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Commitment Letters or the aggregate proceeds contemplated by the Commitment Letters. Assuming the satisfaction of the conditions precedent in Section 6.1 and Section 6.2, as of the date hereof, to the Knowledge of Buyer, there are no facts or circumstances that would reasonably be expected to result in any of the conditions to the Financing not being satisfied on a timely basis or that would cause the full amount of the Financing to not be available to the Buyer Companies on the date on which the Closing should occur pursuant to Section 2.3.

Section 4.10 Solvency. Immediately after giving effect to the transactions contemplated hereby (including the Financing), and assuming (1) the representations and warranties in ARTICLE 3 are true and correct, (2) the satisfaction by the Seller of the conditions contained in this Agreement, (3) the performance by Seller of the terms of this Agreement prior to, at and immediately after the Closing, and (4) that the Required Information is true and correct, (a) the “present fair saleable value” of the assets of the Buyer and the Buyer Companies, including the Group Companies (determined on a going concern basis), taken as a whole, will exceed the amount of all “liabilities of the Buyer and the Buyer Companies, including the Group Companies, taken as a whole, contingent or otherwise (at a fair valuation)” as such quoted terms (after substituting “Buyer and the Buyer Companies, including the Group Companies” with “Persons”) are generally determined in accordance with federal Laws governing the determinations of the insolvency of debtors, and (b) and Buyer does not believe that Buyer and the Buyer Companies, including the Group Companies immediately following the Closing, taken as a whole, will incur debts in the ordinary course of business consistent with past practice that will be beyond their ability to pay such debts. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent by Buyer to hinder, delay or defraud either present or future creditors of Buyer, any Buyer Company or any Group Company.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Parties.

(a) Except as otherwise contemplated by this Agreement or with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to and through the Closing or earlier termination hereof, Seller shall cause the Group Companies to use reasonable best efforts to (i) conduct their respective businesses in the ordinary course of business consistent with past practice, (ii) preserve in all material respects the present business operations, assets, organization and goodwill of the Group Companies and the relationships of the Group Companies with customers, suppliers and others having business dealings with them, (iii) keep available in all material respects the services of the present officers and significant employees of the Group Companies (excluding any officer that is an employee of Seller or any Seller Affiliate other than a Group Company) and (iv) maintain, renew or replace (with a substantially similar policy) each Insurance Policy.

(b) Except as otherwise contemplated or permitted by this Agreement or as set forth on Schedule 5.1(b), without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing or earlier termination hereof, Seller shall not and shall not permit any Group Company to (as applicable):

(i) transfer, issue, sell or dispose of or create any Encumbrance on any shares of capital stock or other securities of any Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Group Company (other than any changes to the capitalization of any Company Subsidiary that do not involve any issuances of capital to a party other than Seller or another Company Subsidiary);

(ii) effect any merger, consolidation, recapitalization, reclassification, stock split or like change in the capitalization of any Group Company;

(iii) other than in the ordinary course of business consistent with past practice, acquire (by merger, consolidation, acquisition of securities or assets or otherwise) any Person, business or division;

(iv) amend the Governing Documents of any Group Company or take or authorize any action to wind up the affairs of, dissolve, liquidate, restructure or recapitalize any Group Company;

(v) other than (1) as required by Law or the terms of an Employee Benefit Plan or collective bargaining agreement as in effect on the date hereof or, (2) with respect to employees of the Group Companies who are not corporate officers or directors, in the ordinary course of business consistent with past practice, (A) increase the salary, wage rate or consulting fee of any employee, director or consultant of any Group Company, (B) grant any bonus or other benefit to any employee, director or consultant of the Group Companies other than (1) cash or other benefits due under the Employee Benefit Plans as in effect on the date hereof, (2) severance or termination pay in the ordinary course of business consistent with past practice and (3) the enrollment of employees in Employee Benefit Plans (other than incentive plans or individual agreements) in the ordinary course of business consistent with past practices and the terms of the Employee Benefit Plans as in effect on the date hereof, (C) increase the coverage or benefits available to employees, directors or consultants of any Group Company under any Employee Benefit Plan or otherwise materially modify or provide discretionary benefits under any Employee Benefit Plan, or (D) establish, become a party to, amend or terminate any Company Benefit Plan (or any arrangement which would be a Company Benefit Plan if in effect on the date hereof), provided that, none of the foregoing shall be construed to restrict or prohibit changes in any Seller Benefit Plan that are made in the ordinary course of business and are applicable to participating employees of Seller and its Affiliates (including the Group Companies) or that do not apply to employees of the Group Companies, and further provided that the Group Companies may enter into retention bonus agreements with the Company Employees listed on Schedule 5.1(b)(v) in the form and for the respective gross amounts set forth on such schedule (the “Incremental Retention Bonus Agreements”);

(vi) (A) transfer or permit to be transferred the employment of any individual employed by (x) a Group Company to Seller or any of its Affiliates (other than a Group Company) or (y) Seller or any of its Affiliates (other than a Group Company) to a Group Company, (B) cause or permit any individual who provides services primarily for the benefit of any Group Company to instead provide services primarily for the benefit of Seller or any of its Affiliates (other than a Group Company), or (C) cause or permit any individual who provides services primarily for the benefit of Seller or any of its Affiliates (other than a Group Company) to instead provide services primarily for the benefit of a Group Company;

(vii) except for Indebtedness payable to Seller or its Affiliates in the ordinary course, capital leases (other than a capital lease with respect to an enterprise resource planning system) entered into in the ordinary course of business consistent with or permitted by the current capital expenditure budget as approved by the board of directors of Allied, and trade accounts payable, operating leases or performance bonds, in each case in the ordinary course of business consistent with past practice, incur or enter into any agreement relating to Indebtedness, including by becoming guarantor, surety, endorser or otherwise liable for any debt, obligation or liability of any other Person;

(viii) permit any inventory of the Group Companies, including finished goods, raw materials and work-in-process, and all service parts and supplies, to be located anywhere other than on the Real Property other than in the ordinary course of business consistent with past practice;

(ix) cancel or modify any Insurance Policy except where replaced with a substantially similar policy in the ordinary course of business consistent with past practice;

(x) subject any of the properties or assets (whether tangible or intangible) of any Group Company to any Encumbrance, except for Permitted Encumbrances;

(xi) sell, assign, transfer, convey, lease or otherwise dispose of any Real Property or Personal Property of any Group Company, other than (i) with respect to Personal Property only, any sale, assignment, transfer, conveyance or disposal in the ordinary course of business consistent with past practice, or (ii) the renewal or non-renewal of leases in respect of any Leased Real Property in the ordinary course of business consistent with past practice that would otherwise terminate (or with respect to which the date by which a renewal option must be exercised would occur) prior to the date that is sixty (60) days after the Termination Date as in effect hereunder from time to time, but in any event such renewal term shall not exceed the expiring term under such lease or any renewal term provided for on the face of the applicable lease; provided, however, that Seller shall notify Buyer not less than ten (10) days prior to any proposed renewal or non-renewal of leases in respect of any such Leased Real Property and confer with Buyer with respect to such proposed renewal or non-renewal and the terms thereof provided further that notwithstanding the foregoing, Seller’s obligation to confer with Buyer shall not include disclosure of any competitively sensitive information;

(xii) acquire any ownership interest in any real property or, other than in the ordinary course of business consistent with past practice, acquire any leasehold interest in any real property;

(xiii) sell, assign, transfer, license (except for Permitted Encumbrances), allow to lapse or abandon any material Intellectual Property owned or licensed to any Group Company;

(xiv) enter into commitments to make capital expenditures, other than to the extent consistent with or permitted by the current capital expenditure budget as approved by the board of directors of Allied; provided, however that expenditures with respect to an enterprise resource planning system shall require such written consent of Buyer;

(xv) enter into, amend, extend or renew, in any material respect, any Affiliate Transaction or any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment to any labor organization with respect to any Group Company; provided, however that this clause (xv) shall not apply to an extension or renewal of a labor or collective bargaining agreement that (A) is strictly in accordance with its current terms and (B) if such extension or renewal occurs within ten (10) days before the expiration of such contract, and the Closing has not occurred by such extension or renewal date; provided further, that prior to permitting any Group Company to so extend or renew, Seller shall notify Buyer not less than ten (10) days prior to such proposed extension or renewal date and confer with Buyer with respect to such proposed extension or renewal provided still further that notwithstanding the foregoing, Seller’s obligation to confer with Buyer shall not include disclosure of any competitively sensitive information;

(xvi) enter into, assume or amend in any material respect or terminate any Material Contract, License or Personal Property lease other than (A) in the ordinary course of business consistent with past practice or (B) as permitted by an exception to any other provision of this Section 5.1(b) (it being understood and agreed that this clause (xvi) shall not apply to renewals of Material Contracts, Licenses or Personal Property leases in connection with their expiration, provided that their expiration occurs (or any date by which a renewal option must be exercised occurs)) prior to the date that is sixty (60) days after the Termination Date as in effect on the date of such renewal; provided, however, that Seller shall notify Buyer not less than ten (10) days prior to any proposed renewal of Material Contracts, Licenses and/or Personal Property leases and confer with Buyer with respect to such proposed renewal provided further that notwithstanding the foregoing, Seller’s obligation to confer with Buyer shall not include disclosure of any competitively sensitive information;

(xvii) make, change or rescind any Tax election, file any amendment to any Tax Return with respect to any material Taxes, settle or compromise any material Tax liability, audit or other Action, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, file any material voluntary Tax disclosure, amnesty or similar filing, enter into any closing agreement, or take any action to surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, except to the extent that any such action would not reasonably be expected to materially increase any liability of the Group Companies for Taxes or decrease any Tax attributes of any Group Company in respect of any period ending after the Closing;

(xviii) make any change to the accounting methods, principles, classifications, internal account controls or practices currently used by the Group Companies, except as may be required by GAAP, IFRS or applicable Law;

(xix) forgive, cancel or compromise any debtor claim, or waive or release any right of material value other than in the ordinary course of business consistent with past practice;

(xx) commence, settle or compromise any Action material to the Group Companies taken as a whole (which, for the avoidance of doubt, does not include any collections Action by any Group Company arising in the ordinary course of business consistent with past practice); or

(xxi) agree or commit to do any of the foregoing.

Section 5.2 Payment of Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto or any Group Company by any Governmental Entity in connection with the sale of the Shares from Seller to Buyer shall be borne by Buyer, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 5.3 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, Seller shall provide to Buyer and its authorized representatives and the Financing Sources, during normal business hours reasonable access to the books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company); provided that Seller may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, provided that Seller shall use its reasonable best efforts to obtain the consent of such third party to permit such disclosure, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by outside counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined by outside counsel, would reasonably be expected to conflict with applicable Laws. In addition, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall promptly provide Buyer and its authorized representatives and the Financing Sources via email or shared data site with true and complete copies of all financial statements, documents and other information reasonably requested by Buyer and available to Seller to the extent relating to the Group Companies. All of such information shall be treated as confidential information pursuant to the terms of the applicable Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. To the extent Seller has not made available to Buyer complete and correct copies of any written Contracts (including any Leases) (as identified in the Schedules as of the date hereof), Seller shall provide to Buyer complete and correct copies of such written Contracts (including any Leases) within twenty (20) calendar days of the date hereof. Nothing herein shall be construed to require Seller to provide access to any underlying data communicated to Buyer’s consultant, Bain & Company, Inc., pursuant to the Clean Team Confidentiality Agreement, or any commercially sensitive information exchanged by the parties’ respective legal counsel pursuant to that certain Joint Defense Agreement, dated July 19, 2017, or any personnel information made available to Buyer’s legal counsel pursuant to that certain HR Clean Team Confidentiality Agreement, which limitation of access obligations shall survive termination of this Agreement. Seller shall deliver or cause to be delivered to Buyer as promptly as practical following the date hereof (and in any event not more than three (3) Business Days following the date hereof) five copies of one or more CDs, DVDs or USB flash drives containing copies of all documents (in a readable format) that were uploaded to the Merrill data site in connection with the purchase and sale of the Shares as of 5:00 p.m. Eastern Time on the date immediately preceding the date hereof. Seller shall deliver or cause to be delivered to Buyer as promptly as practical following the Closing (and in any event not more than three (3) Business Day following the Closing) five copies of one or more CDs, DVDs or USB flash drives containing copies of all documents (in a readable format) that were uploaded for review by Bain & Company, Inc. in connection with the purchase and sale of the Shares as of the Closing.

Section 5.4 Delivery of Title Documents. At least five (5) Business Days prior to the Closing, Seller shall deliver to the Title Company the Title Documents.

Section 5.5 Transfer of Certain Assets, Books and Records.

(a) To the extent Seller or its Affiliates (other than a Group Company) owns or has in its possession or control (as applicable) any assets (other than books and records, which are the subject of the further provisions of this Section 5.5) primarily used in the operation of the business conducted by the Group Companies (other than inventory or supplies ordered and awaiting delivery in the ordinary course), Seller shall, prior to the Closing Date, transfer all such assets to the ownership of, as well as, the possession and control of, the Group Companies.

(b) To the extent Seller or its Affiliates (other than the Group Companies) has any books and records of and exclusively relating to the Group Companies not in the possession or control of the Group Companies, Seller shall, as soon as reasonably practicable following the Closing Date, subject to the provisions of Section 10.15, transfer or provide copies of all such books and records to the possession or control of the Group Companies, including all Contracts, leases, Title Documents, Tax records, litigation materials and files (including litigation strategy, attorney work-product, litigation correspondence, responses, summons, complaints or other pleadings which may have been served and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided that this sentence shall not apply to any information relating to the Group Companies maintained by Seller or its Affiliates and that incorporates data or proprietary information of or relating to Seller or its Affiliates other than the Group Companies or that cannot readily be isolated from Seller’s or its Affiliates’ files or information systems (“Nonextracted Information”). Subject to the provisions of Section 10.15, following the Closing Date, Seller or its Affiliates shall use commercially reasonable efforts to obtain and provide Buyer with any Nonextracted Information specifically and reasonably requested by Buyer for a proper purpose relating to the post-Closing ownership or operation of Group Companies and that is maintained by Seller or its Affiliates, subject in each case to appropriate redactions by Seller or its Affiliates to protect information not related to the Group Companies; provided that Buyer and the Group Companies, and their respective representatives shall also have the right to access such data and information pursuant to Section 5.5(e) and Section 5.5(f) below. Notwithstanding any provision hereof, Seller and its Affiliates shall be entitled to retain copies of all books and records relating to the Group Companies to the extent reasonably needed by the Seller or its Affiliates to perform their obligations hereunder, under applicable Law, stock exchange regulations or financial reporting requirements, including to prepare any necessary Tax Return or to enable Seller or its Affiliates to respond, defend or prosecute any Action to which Seller or any of its Affiliates are or hereafter may be a party.

(c) To the extent that any of the obligations set forth in Section 5.5(a) or Section 5.5(b)are not complied with prior to Closing, the obligations shall continue hereunder following the Closing and this provision shall survive the Closing.

(d) For a period of six (6) years after the Closing Date, to the extent requested by Seller or its Affiliates, Seller and its Affiliates and their representatives shall have reasonable access to all of the books and records relating to the ownership or operations of the Group Companies prior to the Closing Date (including the right to make copies or extracts therefrom at Seller’s expense) to the extent that such information may reasonably be required by Seller or its Affiliates in order for Seller or its Affiliates to comply with any legal obligation affected by the ownership or operations of the Group Companies prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours; provided that such request does not unreasonably interfere with the Buyer’s and Group Companies’ operation of their business. If Buyer or any of its Affiliates (including the Group Companies) shall desire to dispose of any of such books and records prior to the expiration of such six-year period other than in accordance with the Group Companies’ regular document retention policies, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to obtain, at Seller’s expense, copies or extracts of such books and records as Seller may select, provided that any data or information contained in any such books or records that relates primarily to Buyer or its Affiliates (other than the Group Companies) can be excised therefrom without undue cost or effort.

(e) For a period of six (6) years after the Closing Date, subject to the provisions of Section 10.15, Buyer and its representatives shall have reasonable access to all of the books and records to the extent relating to the Group Companies which Seller or any of its Affiliates may retain after the Closing Date, including all Contracts, leases, Title Documents, Tax records, litigation materials and files (including litigation strategy, attorney work-product, litigation correspondence, responses, summons, complaints or other pleadings which may have been served and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and emails, it being agreed that such materials are provided or made available on an “AS IS” basis and without any representation or warranty of any kind, express or implied. Buyer and the Group Companies assume all risks with respect to the disclosure of such information to Buyer, the Group Companies or their respective representatives, including any risk that such disclosure constitutes a waiver of any privilege otherwise attaching to such information. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours; provided that such request does not unreasonably interfere with the Seller’s or its Affiliates’ operation of their business. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period other than in accordance with Seller’s regular document retention policies, Seller shall, prior to such disposition, give Buyer a reasonable opportunity to obtain, at Buyer’s expense, copies or extracts of such books and records as Buyer may select, provided that any data or information contained in any such books or records that relates primarily to Seller or its Affiliates (other than the Group Companies) can be excised therefrom without undue cost or effort.

(f) The parties shall, at the expense of the requesting party, cooperate with each other with respect to the defense of any Action related to the operation of the Group Companies on or prior to the Closing. Subject to the provisions of Section 10.15, each party shall, and shall cause its Affiliates to, make their respective then current officers or employees and consultants available for interviews, consultations, discussions and/or testimony by or with the other party and/or its representatives, for reasonable business and legal purposes at all reasonable times during business hours, while any Action related to the operation of the Group Companies on or prior to the Closing remains open and unresolved, provided that such cooperation does not unreasonably interfere with such party’s or its Affiliates’ operation of their business. Seller shall furnish Buyer with such information as it may have with respect to any Action related to the operation of the Group Companies on or prior to the Closing (including litigation strategy, attorney work-product, litigation correspondence (including emails), responses, summons, complaints or other pleadings which may have been served and any written claim, demand, invoice, billing or other document evidencing or asserting the same), it being agreed that such materials are provided or made available on an “AS IS” basis and without any representation or warranty of any kind, express or implied. Buyer and the Group Companies assume all risks with respect to the disclosure of such information to Buyer, the Group Companies or their respective representatives, including any risk that such disclosure constitutes a waiver of any privilege otherwise attaching to such information.

Section 5.6 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Buyer and Seller shall use reasonable best efforts to take or cause to be taken all actions necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE 6). Each of Buyer and Seller shall use best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall, or shall cause its relevant ultimate parent entity to, make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within five (5) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act. Without limiting the foregoing, Seller, Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto. All filing fees payable under the HSR Act shall be borne by Buyer.

(b) Buyer shall, and shall cause its Affiliates to, take all actions necessary to resolve any objections that may be asserted by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall:

(i) at Buyer’s sole cost, comply with all restrictions and conditions, if any, required by any Governmental Entity with respect to Antitrust Laws in connection with granting any necessary clearance, terminating any applicable waiting period or otherwise not opposing consummation of the transactions contemplated hereby including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Buyer, its Affiliates or any Group Company contemporaneously with or after the Closing and regardless of whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Buyer, its

Affiliates, or (after the Closing) any Group Company’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (3) entering into any order, consent decree or other agreement to effectuate any of the foregoing;

(ii) amend, assign or terminate existing, or enter into any new, licenses, contracts or other agreements or other business relationship insofar as required to obtain any necessary clearance of any Governmental Entity, obtain termination of any applicable waiting period under any Antitrust Laws or otherwise cause any Governmental Entity not to oppose the consummation of the transactions contemplated hereby; and

(iii) use reasonable best efforts to oppose any request for or the entry of, and to seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Entity that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity and by appealing properly any adverse decision or order by any Governmental Entity.

(c) In furtherance of the foregoing, Buyer shall negotiate in good faith with all Governmental Entities and, to the extent necessary, third parties in connection with a Divestiture or any other matter referred to in Section 5.6(b) in order to enter into all necessary definitive agreements with all such Persons as promptly as practicable after receipt by Buyer or Seller of any formal request for the submission of additional information or documentary material by either the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to 15 U.S.C. § 18a(e)(1)(A) or the commencement of a formal second phase investigation by any other Governmental Entity, and in any event a sufficient time prior to the Termination Date to permit the Closing to occur prior to such date.

(d) Each of Buyer and Seller will promptly notify the other parties hereto of any written communication made to or received by either Buyer and/or Seller, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Entity and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, provided that this Agreement shall not obligate any party to disclose to any other party such portions of any proposed or final correspondence, filing, or other written communication with a Governmental Entity or its staff as the party to such correspondence, filing, or communication may reasonably deem confidential vis-à-vis the other party.

(e) Notwithstanding anything to the contrary contained in this Agreement, but subject to Buyer’s obligations set forth in this Section 5.6, Buyer shall have the right to direct all matters with respect to any Governmental Entity consistent with its obligations hereunder, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, in all events a sufficient time on or prior to August 31, 2018 to permit the Closing to occur prior to such date, and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust or competition clearances.

(f) Each party to this Agreement agrees to cooperate and use commercially reasonably efforts in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement.

(g) Each party to this Agreement acknowledges that the Group Companies currently benefit from certain Contracts to which Parent and/or certain Affiliates of Parent are parties and that relate to the operations or conduct of the business of Parent and/or one or more of the Affiliates of Seller and the Group Companies, but will remain with the Parent and/or one or more of the Affiliates of Parent after the Closing. In the case of those Contracts set forth on Schedule 5.6(g) (the “Shared Contracts”), the parties shall cooperate with each other and use their respective reasonable best efforts to (i) obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new contract effective as of the Closing Date pursuant to which the Group Companies will receive substantially the same goods and services provided by the Shared Contract to the Group Companies prior to the Closing on terms and conditions substantially similar to those contained in the Shared Contract as of the Closing Date (each, a “Replacement Contract”) and (ii) to the extent a Group Company is a party to a Shared Contract, obtain the release from the counterparty of the Group Companies’ obligations arising after the Closing Date under the Shared Contract effective as of the Closing Date and a release of Parent, Seller and their respective Affiliates from any obligations in respect of the Group Companies in connection with such Shared Contract from and after the Closing Date . Notwithstanding the foregoing, neither Parent, Seller, nor any Group Company shall have any obligation to (x) pay any consideration or give anything of value to any Person for the purpose of obtaining any Replacement Contract or (y) pay any costs and expenses of any Person resulting from the process of obtaining or seeking any Replacement Contract. Buyer acknowledges that receipt of any Replacement Contract shall in no event be a condition to the consummation of the transactions contemplated hereby. If one or more Replacement Contracts are not obtained prior to or on the Closing Date, unless the parties otherwise agree in writing, during the remainder of the current term of the applicable Shared Contract (but not including any renewals or extensions), the parties shall use their respective reasonable best efforts to allow the Group Companies, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of Parent or Buyer, as the case may be, to continue to benefit from the terms of the Shared Contract as applicable to Parent and its other Affiliates from time to time. Nothing herein shall require Parent or any of its Affiliates to obtain the consent of Buyer or the Group Companies in connection with any amendment or waiver to be given under any such Shared Contract in the ordinary course of business, provided that Parent shall give Buyer reasonable prior notice of any such amendment or waiver that would reasonably be expected to have a material impact on the benefits available to the Group Companies under such Shared Contract. To the extent any Group Company continues to receive benefits under any

Shared Contract following the Closing pursuant to this Section 5.6(e): (1) Parent and Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from any Losses based upon, related to or arising out of the Shared Contracts to the extent attributable to any obligations or liabilities incurred by Parent, Seller or their respective Affiliates (other than any Group Company) in connection with their receipt of benefits under any such Shared Contract, and (2) Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from any Losses based upon, related to or arising out of the Shared Contracts to the extent attributable to any obligation or liability of or incurred in connection with the Group Companies’ receipt of benefits under any such Shared Contract. Any amounts payable under a Shared Contract that are not directly attributable to either Parent, Seller and their respective Affiliates (other than the Group Companies), on the one hand, or the Group Companies, on the other, will be allocated among them on a fair and equitable basis consistent with the applicable practices prior to the Closing. This Section 5.6(g) does not apply to the Seller Group Insurance Policies, which are addressed in Section 5.18.

Section 5.7 Directors and Officers.

(a) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any of the Group Companies as provided in their respective Governing Documents or in any agreement shall survive the Closing Date and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Buyer shall maintain in effect the exculpation, indemnification and advancement provisions of any Group Company’s Governing Documents as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of any of the Group Companies; provided that all rights to indemnification in respect of any claim pending or asserted or any claim made within such period shall continue until the disposition of such claim or resolution of such claim.

(b) In the event Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.7.

(c) The officers and directors of the Group Companies serving at or prior to the Effective Time shall remain covered for not less than six (6) years after the Closing under the Seller Group Insurance Policies providing directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters arising on or before the Effective Time, including without limitation covering the transactions contemplated herein.

(d) Notwithstanding anything contained herein to the contrary, without duplication of any amount, Seller and Parent shall, jointly and severally, indemnify, defend and hold harmless Buyer and the Group Companies from and against all liability, loss, damages, claims, costs, expenses, awards, judgments and penalties of any kind suffered or incurred by

Buyer or the Group Companies from and after the Closing to the extent and in such amount as Buyer and the Group Companies are required to pay to indemnify any officers or directors of any Group Company that were serving at or prior to the Effective Time to the extent in respect to matters arising on or before the Effective Time, in each case in excess of the proceeds of any applicable Seller Group Insurance Policies , provided that such obligation shall not apply to liability, loss, damages, claims, costs, expenses, awards, judgments or penalties incurred in connection with any Action or proceeding by Buyer or any of Buyer’s Affiliates (including any Group Company) against any such officers and directors.

Section 5.8 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Seller shall not, nor shall it permit any of its Affiliates to, engage in any discussions or negotiations with, provide any information to, or enter into any contract with, any Person (other than Buyer and Buyer’s representatives) concerning any sale, transfer or other disposition of the equity securities of any Group Company, any merger involving any Group Company, any sale of a material portion of the business or assets of any Group Company, any recapitalization of any Group Company or other similar transaction involving any Group Company (other than sales of inventory sold in the ordinary course of business consistent with past practice).

Section 5.9 Employee Benefits Matters.

(a) All employees of the Group Companies as of immediately prior to the Effective Time shall continue as employees of the Group Companies as of the Effective Time (each, a “Company Employee”). Seller shall take all action necessary to cause the Company Employees to cease participating as active employees in each Seller Benefit Plan effective as of the Closing. Other than with respect to Company Employees who provide services pursuant to a collective bargaining agreement, for a period beginning on the Closing Date and continuing thereafter for twelve (12) months, Buyer shall provide, or shall cause its Subsidiaries to provide, Company Employees with (i) employee benefits that in the aggregate are substantially comparable to the employee benefits provided to similarly situated employees of Buyer and its Affiliates, and (ii) base salary or wage rates and other compensation (including an annual cash bonus opportunity, opportunities for commissions and other incentive compensation) that in the aggregate are substantially comparable to such compensation provided to each such Company Employee by the Group Companies, Seller or an Affiliate of Seller immediately prior to the Closing Date; provided, however, that for purposes of the foregoing, equity and equity-based compensation provided by any Group Company to any Company Employee shall not be taken into account and Buyer shall have no obligation to provide equity or equity-based compensation to any Company Employee. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement or any Ancillary Document shall be deemed to amend any Company Benefit Plan or limit, in any respect, the right of Buyer or any of its Subsidiaries (including the Group Companies) to (A) terminate the employment of any Company Employee at any time for any or no reason, (B) change or modify the terms or conditions of employment for any Company Employee (including location of performance) or (C) change or modify any Employee Benefit Plan or arrangement in accordance with its terms. Buyer shall permit each Company Employee who was a participant in or eligible to participate in a 401(k) Plan of Seller or an Affiliate of Seller prior to the Closing to be eligible to participate in a defined contribution retirement plan that is intended to be tax qualified and that is established or designated by Buyer

(the “Buyer 401(k) Plan”) in accordance with the terms of the Buyer 401(k) Plan, and subject to the approval of the applicable plan fiduciaries (which Buyer shall seek), Buyer shall take any and all actions as may be required to permit each such employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, and including plan loans) to the Buyer 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributed to such employee from the Company 401(k) Plan (including plan loans).

(b) For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer or its Affiliates in which Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Company Employee shall be credited with the same amount of service as was credited by the Group Companies as of the Closing under similar or comparable Employee Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual (other than for purposes of defined benefit plans or retiree welfare arrangements) and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Company Employees may be eligible to participate following the Closing, each Company Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Employee Benefit Plan in which such Company Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer and its Subsidiaries shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Employee Benefit Plan. Buyer and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan. Subject to applicable Law, Seller agrees that it will, and will cause its Affiliates and their respective service providers to, provide Buyer, its Affiliates and their respective service providers with access, on a schedule to be mutually agreed in good faith, to (i) all information reasonably requested by Buyer and its service providers to allow Buyer to comply with the provisions of this Section 5.9 and (ii) the employees of the Group Companies for purposes of communicating with such employees regarding the New Benefit Plans and facilitating enrollment therein.

(c) Other than with respect to Company Employees who provide services pursuant to a collective bargaining agreement, for a period of one year from and after the Closing, Buyer shall cause the Group Companies to comply with a severance pay plan for Company Employees in the form attached hereto as Schedule 5.9(c) (the “Severance Pay Plan”), subject only to such amendments as may from time to time be required to comply with applicable Law. Buyer shall cause the Group Companies to implement and administer the Severance Pay Plan in compliance with its terms and applicable Law. If any Company Employee is transferred to the employ of Buyer or an Affiliate of Buyer (other than the Group Companies) during such one year period, then Buyer shall, or shall cause its relevant Affiliate to, comply with the Severance Pay Plan in the event of a termination of employment of any such Company Employee during such one year period. For purposes of the Severance Pay Plan, Company Employees shall be eligible for severance pay based on the job title they held on the day preceding the Closing Date.

(d) Prior to the Closing, Seller shall cause the Company to pay all (i) Loyalty Bonuses which become payable, and (ii) Retention Bonuses in accordance with the Retention Bonus Agreements set forth on Schedule 3.10, all of which payments shall be subject to applicable withholdings.

(e) Following the Closing, Buyer shall cause the Group Companies to pay all amounts due to any employees of the Group Companies pursuant to any Incremental Retention Bonus Agreements entered into pursuant to Section 5.1(b)(v), if, as and when due under such Incremental Retention Bonus Agreements. Upon presentation of reasonable documentation of such post-Closing payments, Seller agrees to reimburse Buyer or the applicable Group Company for two-thirds of the amount of such bonuses (including any employer-side employment Taxes), calculated on an after Tax basis.

(f) Buyer agrees to cause the Group Companies to pay the Accrued Bonuses to the applicable Group Company employees, to the extent such Accrued Bonuses have not been paid prior to the Closing and are taken into account in the determination of the Net Working Capital as of the Closing Date. Such bonuses will be paid on or before December 31, 2017. Buyer’s covenant under this Section 5.9(f) is without prejudice to Buyer’s obligations under Section 5.9(a)(ii) with respect to the period from and after the Effective Time.

(g) Buyer shall use commercially reasonable efforts to cause the Group Companies to notify Seller within thirty (30) days after any of the Company Employees listed on Schedule 5.9(g) leaves the employ of Buyer or any Group Company for any reason.

(h) This Section 5.9 shall be binding upon and inure solely to the benefit of the parties to this Agreement and nothing in this Section 5.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Without limiting the foregoing, no provision of this Section 5.9 will create any third party beneficiary rights in any current or former employee, director or consultant of any Group Company in respect of continued employment (or resumed employment) or any other matter.

(i) Prior to the Closing Date, Seller shall cooperate with Buyer and take or cause to be taken all actions necessary to provide notice to, and to offer to and, if acceptable to the relevant collective bargaining representatives, bargain in good faith with, the collective bargaining representatives of Company Employees who are covered by a collective bargaining agreement concerning any anticipated changes to their participation in an Employee Benefit Plan currently sponsored by a Group Company, Seller or an Affiliate of Seller that will result from Closing. In addition, to the extent the terms of a collective bargaining agreement will automatically renew unless written notice of intent to terminate or modify the collective bargaining agreement is provided to the applicable collective bargaining representative prior to the date of Closing, Seller agrees to provide or not so provide such notice in a timely manner as requested by Buyer and shall confer with Buyer with regard to any negotiations with respect to such collective bargaining agreements.

(j) Prior to the Closing Date, Seller shall transfer the sponsorship of, and all liabilities related to, the Keystone/Dolomite Supplemental Executive Retirement Plan to an Affiliate of Seller (other than a Group Company). Nothing in this Agreement shall be construed to prevent Seller from amending or terminating such plan without the consent of Buyer.

Section 5.10 Public Announcements. No party hereto, and none of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby without the prior consent of the other parties, unless such party determines in good faith, after consultation with legal counsel, that it is required by applicable Law to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Ancillary Documents or the transactions contemplated hereby, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that (a) each party hereto and their respective Affiliates may make statements that are substantially similar to (i) the joint press release issued by the parties hereto in connection with the execution of this Agreement or (ii) previous press releases, public disclosures or public statements made by any party hereto in compliance with this Section 5.10 and (b) notwithstanding the foregoing, Buyer and the Financing Sources may issue customary announcements and make other customary communications, including preparation and distribution of marketing materials, in connection with the Financing contemplated by the Commitment Letters.

Section 5.11 Tax Matters. Seller shall, on or prior to the Closing Date, furnish to Buyer a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a foreign person within the meaning of Section 897 of the Code.

Section 5.12 Notification. Prior to the Closing, Seller shall promptly notify Buyer in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in ARTICLE 6 impossible or unlikely. No such notification shall be deemed to supplement or amend the Schedules in any respect for the purpose of: (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement; or (ii) determining whether any of the conditions set forth in ARTICLE 6 has been satisfied. Notwithstanding anything in this Section 5.12 or elsewhere in this Agreement to the contrary, in no event will Seller’s requirements set forth in this Section 5.12 be used by Buyer as a basis for a claim of breach by Seller or a failure to comply with a Closing condition of Buyer unless Seller acts in bad faith and willfully fails to comply in a material respect with its obligations pursuant to this Section 5.12, which failure has not been cured within ten (10) days from receipt of a written notice from Buyer specifying in reasonable detail such failure.

Section 5.13 Related Party Agreements. On or before the Closing Date, Seller shall, and shall cause each Group Company to take all actions necessary to terminate all rights and obligations under the Related Party Agreements set forth on Schedule 5.13 and, following the Closing, no party to such Related Party Agreements, including the Group Companies and their Affiliates (including Buyer and its Affiliates), shall have any liability or obligation to the other with respect thereto, other than with respect to indemnification obligations for losses during the period prior to the Closing.

Section 5.14 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, provided, however, that Buyer shall have the right to replace or amend the Commitment Letters from time to time between the date hereof and Closing (A) to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles that have not executed the Debt Commitment Letter as of the date hereof or to add investors that have not executed the Equity Commitment Letter or (B) in any other manner, in each case to the extent such amendment, modification or waiver would not, taken as a whole, have the effect of (i) reducing the aggregate amount of the Financing under any Debt Document or Equity Document (except to the extent any other Financing contemplated by the Commitment Letters is increased by a like amount), or (ii) imposing new or additional conditions to the receipt of the Financing or otherwise amending, modifying or expanding any of the conditions to the receipt of the Financing, in each case in a manner that would reasonably be expected to (x) materially delay or prevent the Closing or (y) materially or adversely impact the ability of Buyer to satisfy the conditions to obtaining the Financing. Without limiting the generality of the foregoing, Buyer shall use reasonable best efforts to (w) maintain in full force and effect each Commitment Letter and comply with its obligations thereunder, (x) satisfy, or cause to be satisfied (or, if deemed advisable by Buyer taking into account the expected timing of Closing, seek the waiver of), on a timely basis and in a manner that will not impede the ability of the parties to consummate the transactions contemplated hereby in advance of the Termination Date, all conditions to Buyer obtaining the Financing that are required to be satisfied by Buyer and its Subsidiaries and that are within the control of Buyer (including, after commencement of the Marketing Period and the “marketing period” described in the Debt Commitment Letter), (y) negotiate and enter into definitive agreements with respect to (1) the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) and otherwise on terms that are acceptable to Buyer and the Debt Financing Sources (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”) and (2) the Equity Financing on the terms and conditions contemplated by the Equity Commitment Letter and otherwise on terms that are acceptable to Buyer and the Equity Financing Sources (such definitive agreements related to the Equity Financing, collectively, with the Equity Commitment Letter, the “Equity Documents”), and (z) assuming that all conditions contained in the Commitment Letters have been satisfied, consummate the Financing at or prior to the Closing. Buyer shall use its reasonable best efforts to cause the Financing Sources and the other Persons providing or committing to provide such Financing to comply with their obligations under the Commitment Letters and the Debt Documents or the Equity Documents, as applicable, and to fund no later than the Closing Date the Financing required to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to enforce its rights under the Commitment Letters, the Debt Documents and the Equity Documents.

(b) Buyer shall keep Seller reasonably informed of the status of its efforts to arrange the Financing and to satisfy the conditions thereof, and shall give Seller prompt notice (i) of any material breach or material default by any party to the Commitment Letters or other Debt Document or Equity Document, as applicable, of which Buyer becomes aware, (ii) of the receipt by Buyer or any of its Affiliates of any written notice or other written communication from any Financing Source with respect to (x) any actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letters or other Debt Document or Equity Document (including any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to such breach, default, termination or repudiation, and including any proposal by any lender or other Person to withdraw from or terminate any Commitment Letter) or (y) any material dispute or disagreement relating to the Financing between or among any parties to any Commitment Letter or any Debt Document or Equity Document, as applicable, entered into in connection with the Financing and (iii) if for any reason Buyer believes in good faith that it will not be able to obtain any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters, the Debt Documents or the Equity Documents, as applicable.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in any Commitment Letter (after taking into account flex terms), Buyer shall promptly notify Seller thereof and, if such portion is necessary to consummate the Closing, use its reasonable best efforts to arrange to obtain alternative debt or equity financing on terms and conditions not less favorable, taken as a whole, to Buyer and its Subsidiaries than those in the applicable Commitment Letter in an amount sufficient (taken as a whole with other available Financing) for Buyer to make all required payments in connection with the transactions contemplated hereby, including payment of the Purchase Price and all other amounts to be paid pursuant to this Agreement and associated fees, costs and expenses of the transactions contemplated hereby, including the Financing, on the Closing Date (“Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.14, Section 5.15, Section 10.2, Section 10.7, Section 10.12, Section 10.13(b) and Section 10.16 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Financing shall be deemed to include such Alternative Financing, if with respect to the Debt Financing, all references to Debt Documents shall include the applicable documents for the Alternative Financing, if with respect to the Equity Financing, all references to Equity Documents shall include the applicable documents for the Alternative Financing, and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing. True, complete and correct copies of each commitment letter and other agreement relating to the Alternative Financing will be promptly provided to Seller. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.14 will require, and in no event will the reasonable best efforts of Buyer be deemed or construed to require, Buyer to enter into an Alternative Financing on terms or conditions less favorable, taken as a whole, to Buyer and its Subsidiaries than those in the Commitment Letters.

(d) Buyer acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.

(e) For the avoidance of doubt, the obligations contained in this Section 5.14 shall terminate upon the occurrence of the Closing.

Section 5.15 Financing Cooperation.

(a) Prior to the Closing, Seller shall, shall cause its Subsidiaries, and shall cause its and their respective directors, officers, employees, advisors and other representatives to, at the sole expense of Buyer, use reasonable best efforts to cooperate with Buyer to the extent necessary and customary for Debt Financing contemplated by the Debt Commitment Letter, equity financing contemplated by the Equity Commitment Letter or any offering of the Buyer’s common stock prior to the Closing which proceeds are to be used as a portion of the Purchase Price as a reduction to the aggregate proceeds of the Financing (the “Pre-Closing Equity Offering”) as reasonably requested by Buyer in connection with the arrangement of the Financing (including for purposes of this Section 5.15, any Alternative Financing) or the Pre-Closing Equity Offering and the termination and payment in full of the existing Indebtedness of the Companies and their respective Subsidiaries, including using reasonable best efforts to (provided that the delivery of the items referred to in clauses (vi)(x)(A), (vi)(x)(B) and (vi)(y) below shall not be subject to such reasonable best efforts qualifiers):

(i) assist in the preparation for and upon reasonable advance notice participate (but only together with the executive officers of Buyer and other members of senior management and representatives of Buyer) at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions (including accounting due diligence sessions), including making available management and the members of the finance department of Seller and the Group Companies to participate in such meetings, sessions, presentations and road shows;

(ii) (A) provide reasonable assistance to Buyer and its Financing Sources in the preparation of (x) customary offering documents, private placement memoranda, road show presentations, bank information memoranda, prospectuses and similar documents reasonably necessary for any portion of the Financing or the Pre-Closing Equity Offering (including, where appropriate, a “public” version and a “private” version), including reviewing and commenting on Buyer’s draft of a business description and “Management’s Discussion and Analysis” of the Group Companies’ financial statements to be included in offering documents contemplated by the Financing or the Pre-Closing Equity Offering and (y) customary materials for rating agency presentations, in each case including using reasonable best efforts to make available management and the members of the finance department of Seller and the Group Companies to provide reasonable assistance to Buyer in Buyer’s preparation of any of the foregoing documents, memoranda, prospectuses or similar documents and/or materials relating to the Group Companies (it being understood that Seller will have no obligation to provide pro forma financial information (except to assist in the preparation thereof to the extent provided in clause (ii) of the definition of “Required Information”) or post-Closing financial information), (B) furnish Buyer and the Financing Sources with the Required Information as promptly as reasonably practicable, and (C) inform Buyer if Seller shall have Knowledge of any facts that would likely require the restatement of any financial statements included in the Required Information for such financial statements to comply with GAAP;

(iii) cooperate with the marketing efforts of Buyer and its Financing Sources for any portion of the Financing or the Pre-Closing Equity Offering (including by providing in connection therewith one or more customary authorization letters authorizing the distribution of the offering materials, customary representation letters with respect to the presence or absence of material non-public information and/or customary representation letters as may be requested by the independent accountants of the Group Companies to provide their comfort letters and consents) as reasonably requested by Buyer or the Financing Sources;

(iv) assist Buyer in obtaining waivers, consents, estoppels and approvals from other parties to material leases, Encumbrances and agreements relating to the Group Companies, and appraisals, surveys and title insurance, and releases and other evidence of satisfaction of Encumbrances (other than Permitted Encumbrances), in each case as reasonably requested by Buyer or the Financing Sources;

(v) cause the independent auditors of the Companies and their respective Subsidiaries to provide, consistent with customary practice, (A) reasonable assistance and cooperation to Buyer, including attending accounting due diligence sessions and (B) accountant’s comfort letters and consents, including as to customary negative assurances, requested by the Buyer or the Financing Sources and customary for financings similar to the Financing or the Pre-Closing Equity Offering;

(vi) (x) with respect to the Indebtedness of the Group Companies set forth on Schedule 3.10(a)(iii), (A) obtain the delivery of customary payoff letters, releases and/or terminations executed by the applicable creditor or each agent therefor and (B) cause the delivery of notices of prepayment within the time periods required by the relevant agreements governing such Indebtedness (which notices may be conditioned on the occurrence of the Closing on the Closing Date); and (y) obtain all other documents and instruments and take all such other actions as may be necessary to evidence the termination, discharge, release and/or repayment in full of all Indebtedness of the Group Companies set forth on Schedule 3.10(a)(iii) and the release of all guarantees and Encumbrances securing the foregoing, including the delivery of lien and guarantee terminations and releases, UCC-3 termination statements and mortgage releases, in each case in form and substance reasonably acceptable to the Buyer and the Financing Sources; provided that, in the case of each of clauses (x) and (y) above, (I) Buyer shall provide all funds required to effect the repayment of all such Indebtedness and the cash collateralization of all letters of credit, and Seller shall have no obligation to effect any such alternative arrangement for letters of credit, and (II) in no event shall this Section 5.15(a)(vi) require Seller or any of its Subsidiaries to cause any termination or release prior to the occurrence of the Closing;

(vii) assist with the preparation and execution of any pledge and security documents, other definitive financing documents (including any schedules or exhibits thereto) or other certificates or documents customary for the Financing or the Pre-Closing Equity Offering or as may be reasonably requested by Buyer or the Financing Sources (it being understood that none Seller or any of its Affiliates or any of their representatives will be required to provide any certificate with respect to solvency matters) and otherwise facilitate the pledging of collateral, in each case as may be reasonably requested by Buyer and in form and substance reasonably acceptable to Buyer and the Financing Sources;

(viii) cooperate with the due diligence investigation of the Financing Sources, including, subject to Section 5.3, providing reasonable access, during normal working hours and upon reasonable advance notice, as necessary for completion of field exams and audits in connection with the borrowing base for the asset-based loan component of the Financing, asset appraisals and engineering/property condition reports and the evaluation of the current assets, cash management and accounting systems, policies and procedures of the Group Companies relating thereto for the purpose of establishing collateral arrangements;

(ix) reasonably assist Buyer to satisfy on a timely basis all conditions to funding that are applicable solely to the Group Companies with respect to the Financing under the Commitment Letters;

(x) take all corporate or similar actions reasonably requested by Buyer that are necessary or customary to permit the consummation of the Financing (it being understood that none of Group Companies will be required to take any corporate or similar action that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time does not occur); and

(xi) provide at least five (5) Business Days prior to the Closing Date all customary documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and FATCA to the extent requested at least ten (10) Business Days prior to the Closing Date.

(b) Seller hereby consents to the use of all of the Group Companies’ corporate logos in connection with the initial syndication or marketing of the Financing or the Pre-Closing Equity Offering; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Group Companies or the reputation or goodwill of the Group Companies or their marks.

(c) Notwithstanding the foregoing or anything else contained herein to the contrary, (i) none of Seller or any of its Subsidiaries shall be required to incur any expenses or pay any commitment or other fee or other payment that is not promptly reimbursed by Buyer in connection with the Financing prior to the Closing or otherwise incur any liability in connection with the Financing and/or redemption and/or discharge of the Indebtedness of the Group Companies prior to the Closing, (ii) other than customary authorization and representation letters (authorizing the distribution of the offering materials and with respect to the presence or absence of material non-public information and as may be requested by the independent accountants of the Group Companies to provide their comfort letters and consents) and any customary documents required to be executed or delivered in connection with the closing of a debt offering into escrow, no obligation of the Group Companies under any certificate, document or instrument executed or delivered in connection with the foregoing shall be effective until the Closing Date and none of Group Companies or any of their respective directors or officers shall be required to execute, deliver enter into or take any action under any such certificate, document or instrument that is not contingent upon the Closing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, or be required to deliver, or cause to be delivered, any legal opinion by its counsel, and (iii) nothing in this Section 5.15 shall require cooperation to the extent that it would unreasonably interfere with the business or the ongoing operations of Seller and its Subsidiaries (it being agreed that the matters described in clauses (i) through (ix) and (xi) of Section 5.15(a) do not so unreasonably interfere), and (iv) nothing in this Section 5.15 shall require cooperation to the extent that it would reasonably be expected to conflict with or violate any Group Company’s organizational documents or any applicable Law. Buyer shall, promptly upon request, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller and the Group Companies in connection with fulfilling its obligations pursuant to this Section 5.15, which reimbursement obligation shall survive termination of this Agreement. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, loss, damages, claims, costs, expenses, awards, judgments and penalties of any type suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from historical information relating to the Group Companies provided by Seller in writing specifically for use in the Financing offering documents) and any misuse of the logos or marks of Group Companies except in the event such liabilities or losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of Seller, any of its Subsidiaries or any of their respective representatives, which indemnification obligation shall survive termination of this Agreement.

(d) The Required Information (taken as a whole), when delivered by Seller to Buyer, will not contain any untrue statement of a material fact regarding the Group Companies or omit to state a material fact regarding the Group Companies necessary in order to make such information contained in such Required Information, in light of the circumstances in which such information is disclosed, not misleading. If Seller becomes aware that the Required Information, when taken as a whole, contains any untrue statement of a material fact regarding the Group Companies or omits to state a material fact regarding the Group Companies necessary in order to make such information contained in such Required Information, in light of the circumstances in which such information is disclosed, not misleading, Seller will use reasonable best efforts to update or supplement such information such that, after giving effect to such updates and supplements, such information, when taken as a whole along with any other written information or data provided by or on behalf of Seller, does not contain as of the time provided any untrue statement of material fact regarding the Group Companies or omit to state any material fact regarding the Group Companies necessary in order to make such information contained in such Required Information, in light of the circumstances in which such information is disclosed, not misleading.

(e) For the avoidance of doubt, Buyer may, to most effectively access the financing markets, require the reasonable cooperation of Seller and its Subsidiaries under, and subject to, this Section 5.15 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing.

(f) Buyer acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to the Closing.

Section 5.16 Release.

(a) Seller, on behalf of itself and its Affiliates (collectively, for purposes of this Section 5.16(a), the “Seller Releasing Parties”), and Buyer, on behalf of itself and its Affiliates (including at the Effective Time, the Group Companies and collectively, for purposes of this Section 5.16(a), the “Buyer Releasing Parties” and, together with the Seller Releasing Parties, the “Releasing Parties”), in exchange for the consideration set forth herein, hereby consents to the transactions contemplated under this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement. Effective as of the Closing, each of the Releasing Parties hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from and against any and all Released Claims, whether at law or in equity, that such Releasing Party may have had in the past or may have at any time up to and including the Closing Date against any of the Releasees, directly or indirectly relating to or arising out of any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date; provided, however, that such Releasing Party is not releasing (i) any rights available to it under this Agreement, any Ancillary Document or any agreement entered into by such Releasing Party in connection with the Closing, (ii) any rights available to it under any Related Party Agreement to the extent such agreement is not terminated pursuant to Section 5.13 or (iii) any rights available to it under any Contract between a Seller Releasing Party (other than a Group Company) and a Buyer Releasing Party (other than a Group Company) in each case entered into prior to or on the Closing Date. For purposes of this Agreement, (a) “Releasees” means, (x) with respect to any Seller Releasing Party, each Group Company, Buyer and all of Buyer’s Affiliates, and each of their respective officers, directors, employees, stockholders, members, Affiliates, agents, representatives, successors and assigns and (y) with respect to any Buyer Releasing Party, Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, members, Affiliates, agents, representatives, successors and assigns and (b) “Released Claim” means and includes all past and present as of the Closing Date disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, inchoate, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

(b) To the extent any guarantees or similar assurances provided by Seller or any Affiliate of Seller (other than a Group Company) in respect of obligations or liabilities of any Group Company have not been discharged and released at or before Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, agents, representatives and professional advisors, from and against any liability, loss, damages, claims, costs, expenses, awards, judgments and penalties of any type suffered or incurred by them from and after Closing pursuant to any such guarantee or assurances, provided that Seller or such Affiliate shall give Buyer prompt notice of any communication received from the beneficiary of any such guarantee or similar assurance asserting any claim thereunder, so as to enable the relevant Group Company to exercise any defenses available in respect of the underlying obligation, and further provided that such indemnity shall not extend to any obligation or liability of Seller or such Affiliate to the extent such obligation or liability results from any waivers in the applicable guarantee or similar assurance that effectively preclude assertion of defenses available to the Group Company in respect of the underlying obligation.

Section 5.17 Further Assurances . As and when required by any party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken all such further or other actions, as such other party may reasonably deem necessary or desirable to transfer and convey the Shares to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement (including Section 5.5) and consummate the transactions contemplated hereby.

Section 5.18 Continuing Insurance Coverage.

(a) From and after the Closing, Parent and Seller agrees (i) to cause the Group Companies to be afforded continuing coverage under, and subject to the terms of, the Seller Group Insurance Policies, but solely for exposures, claims, losses, occurrences, or other covered perils taking place or alleged to have taken place prior to the Closing (whether reported prior to, on or after the Closing but subject to the terms and conditions of the applicable Seller Group Insurance Policy), and (ii) to provide reasonable assistance to the Group Companies to notify the insurers under such Seller Group Insurance Policies of any claims related to any occurrences prior to the Closing and to use commercially reasonable efforts to assist, and to cause any third party claims administrator retained by Seller from time to time to assist, the Group Companies in administering such claims and obtaining (at the Group Companies’ expense) the proceeds related to such claims.

(b) From and after the Closing Date, Buyer shall, and shall cause the Group Companies and any counsel representing them or insurance administrator to, keep Internal Counsel reasonably informed of the status of all claims asserted or reasonably expected to be asserted against the Seller Group Insurance Policies from time to time, and, subject to the execution of a customary joint defense agreement, shall consult with Internal Counsel regarding the defense or settlement of any such claim and allow Seller, through Internal Counsel, to have the right to participate, at its own expense, in the defense thereof and to be present at and participate in any meeting or Action with respect to any such claim. It is understood and agreed that, at all times, Internal Counsel will be representing solely Seller and its Affiliates, and no attorney-client relationship shall be deemed to exist or be created between Buyer or any Group Company, on the one hand, and Internal Counsel, on the other, as a result of any participation of Internal Counsel in connection with any such insured claim or Action as contemplated hereby.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Parties. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 6.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:

(a) the representations and warranties of Seller set forth in (i) Section 3.2 and Section 3.5, shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) Section 3.16(iii) and Section 3.23, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), and (iii) ARTICLE 3, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), does not constitute, individually or in the aggregate, a Company Material Adverse Effect;

(b) Seller shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller under this Agreement on or prior to the Closing Date; and

(c) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an executive officer of Seller, certifying to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.2 have been satisfied.

Section 6.3 Other Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or, if permitted by applicable Law, waiver by Seller of the following further conditions:

(a) the representations and warranties of Buyer set forth in (i) Section 4.2 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) Section 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), and (iii) ARTICLE 4, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein), does not constitute, individually or in the aggregate, a Buyer Material Adverse Effect;

(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by an executive officer of Buyer, certifying to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer or Seller by written notice to the other, if the Closing shall not have occurred on or prior to February 28, 2018 (the “Termination Date”); provided that the right to terminate pursuant to this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of any of the conditions specified in ARTICLE 6 from being satisfied, and further provided that, if all of the conditions specified in ARTICLE 6 have been satisfied or waived as of such date (or, with respect to those conditions which, by their nature can only be satisfied at the Closing, would reasonably be capable of satisfaction as of such date), other than the conditions specified in Section 6.1 with respect to the HSR Act or Antitrust Laws, then the Termination Date shall automatically be extended to August 31, 2018;

(c) by Buyer by written notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part the Seller set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, Buyer has notified Seller of such breach and such breach is not cured by the earlier of (1) the Termination Date and (2) the date that is sixty (60) days from the date that Seller is notified in writing by Buyer of such breach or failure to perform; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; and

(d) by Seller by written notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, Seller has notified Buyer of such breach and such breach is not cured by the earlier of (1) the Termination Date and (2) the date that is sixty (60) days from the date that Buyer is notified in writing by Seller of such breach or failure to perform; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement.

Section 7.2 Effect of Termination. Any termination of this Agreement pursuant to Section 7.1 by written notice must specify in such written notice whether such termination is pursuant to Section 7.1(b), (c), or (d). In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors or equityholders with the exception of (a) the obligations which by their express terms survive termination under the last sentence of Section 5.3, under Section 5.15(c) with respect to Buyer’s reimbursement and indemnity obligations, this Section 7.2 and Section 7.3, as well as the provisions of ARTICLE 1 and ARTICLE 10 solely as they relate to such surviving obligations and (b) any liability of any party hereto for actual fraud or any willful breach of this Agreement prior to such termination (which willful breach, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the Closing if it is obligated to do so hereunder). In the event of any termination of this Agreement for such a willful breach by Buyer, Seller’s sole remedy is set forth in Section 7.3. For the sake of clarity, in the event this Agreement is terminated pursuant to Section 7.1(a) or (b), then no Termination Fee shall be due and no party shall be deemed to have committed actual fraud or willful breach.

Section 7.3 Termination Fee.

(a) Notwithstanding Section 7.2, in the event that the conditions set forth in Section 6.1 were not satisfied and Seller terminated this Agreement pursuant to Section 7.1(d) as a result of a breach by Buyer of Section 5.6 that resulted in the failure to satisfy the conditions specified in Section 6.1 with respect to the HSR Act or Antitrust Laws, then Buyer shall pay, or cause to be paid, a termination fee of $85,000,000.00 (the “Termination Fee”) to Seller within five (5) Business Days following such termination, by wire transfer of immediately available funds to an account specified by Seller in writing to Buyer.

(b) In the event (i) the conditions set forth in Sections 6.1 and 6.2 were satisfied or waived in accordance therewith, except for such conditions which by their nature can only be satisfied at the Closing, (ii) the conditions set forth in Section 6.3 were not satisfied or waived in accordance therewith, except for such conditions which by their nature can only be satisfied at the Closing, (iii) Seller delivered to Buyer prior to termination pursuant to Section 7.1(d) an irrevocable written notice certifying (A) the conditions to Closing set forth in Section 6.1 and Section 6.2 are satisfied or waived, except for such conditions which by their nature can only be satisfied at the Closing, (B) Seller is ready, willing and able to Close and (C) Seller will waive, effective upon consummation of the Closing within five (5) Business Days of receipt of such written notice, such conditions in Section 6.3 which have not been satisfied, (iv) Buyer failed to consummate the Closing within five (5) Business Days following receipt of such written notice and (v) Seller terminated this Agreement pursuant to Section 7.1(d) as a result of a willful breach by Buyer (which, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the Closing if it is obligated to do so hereunder), then after such termination Buyer shall pay, or cause to be paid, the Termination Fee to Seller within five (5) Business Days following such termination, by wire transfer of immediately available funds to an account specified by Seller in writing to Buyer.

(c) Notwithstanding anything to the contrary contained herein, (i) in no event shall Buyer be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events; (ii) while Seller may pursue specific performance to the extent permitted in accordance with Section 10.14, under no circumstances shall the Seller be permitted or entitled to receive both specific performance of the type contemplated by Section 10.14 and the Termination Fee; and (iii) in the event Seller terminates this Agreement pursuant to Section 7.1(d) and the Termination Fee is payable pursuant to Section 7.3(a) or (b), the remedies under Section 7.3(a), (b) or (c), as applicable, shall be the sole and exclusive remedies of Seller. Solely for purposes of establishing the basis for the amount of the Termination Fee, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, each party confirms that (i) each event or circumstance giving rise to the obligation to pay the Termination Fee would cause significant damage to Seller and its Affiliates, (ii) the Termination Fee provided for hereunder is intended to provide fair compensation in response to that damage, is not intended to be punitive, and is reasonable in amount in relation to the circumstances under which it would become payable, and (iii) the Termination Fee is a liquidated damage, and not a penalty.

(d) Notwithstanding anything to the contrary in this Agreement, prior to the occurrence of the Closing, the Seller’s right to (i) specific performance pursuant to Section 10.14, (ii) terminate this Agreement pursuant to Section 7.1 and (iii) if applicable, receive payment from Buyer of the Termination Fee and if applicable, any additional amount, pursuant to Section 7.3(e) in respect thereof shall be the sole and exclusive remedy of Seller, the Group Companies and each of their respective Affiliates or any other Person against Buyer and any of its former, current or future direct or indirect equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, subsidiaries, attorneys and other representatives of any of the foregoing, and their successors, assignees and agents (collectively, the “Buyer Related Parties”) for any losses, damages or other injury suffered or alleged to be suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder, under any other agreement contemplated herein or the transactions contemplated herein or otherwise, and upon payment of the Termination Fee (and if applicable, any additional amount required under this Section 7.3(e)) none of Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the other agreements contemplated herein or the transactions contemplated hereby or thereby. Prior to the Closing, under no circumstances will Seller, the Group Companies and each of their respective Affiliates or any other Person be entitled in the aggregate to monetary damages in excess of the Termination Fee (and if applicable, any additional amount required under Section 7.3(e)) or to seek or obtain any other damages of any kind against Buyer or any of the other Buyer Related Parties, including consequential, special, indirect or punitive damages, for, or with respect to, this Agreement or the related transactions.

(e) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Without limiting any other rights of Seller hereunder, if Buyer fails to pay the Termination Fee when due, and, in order to obtain such payment, Seller commences any legal action or proceeding that results in a final, binding and non-appealable judgment against Buyer for the Termination Fee, Buyer shall pay to Seller, together with the Termination Fee, interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to eight percent (8.0%).

ARTICLE 8

TAX MATTERS

Section 8.1 Liability and Indemnification for Taxes. From and after the Closing, Seller and Parent shall, jointly and severally, indemnify the Buyer Indemnitees against and hold the Buyer Indemnitees harmless from any Losses based upon, related to, arising out of, or in connection with (i) Taxes imposed on a Group Company, or for which a Group Company may otherwise be liable, for any Pre-Closing Period (including any Taxes attributable to any Section 338(h)(10) Elections, subject to Buyer’s obligation to pay the Section 338(h)(10) Gross-Up Amount), and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, and (ii) Taxes imposed on a Group Company, or for which for which a Group Company may otherwise be liable, as a result of having been a member of a Consolidated Group (including Taxes for which the Group Company may be liable pursuant to Treasury Regulation 1.1502-6 or similar provisions of state, local or foreign Law as a result of having been a member of a Consolidated Group and any Taxes resulting from the Group Company ceasing to be a member of any Consolidated Group), provided, however, that Seller and Parent shall not be liable for any Tax liability to the extent such Tax liability is reflected as a liability in the computation of the Net Working Capital at Closing pursuant to the other terms of this Agreement.

Section 8.2 Tax Returns of the Group Companies.

(a) Seller, at its sole cost and expense, will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Group Companies due prior to or on the Closing Date and all income Tax Returns of, or with respect to, any Group Company for any Pre-Closing Period (whether due on, before, or after the Closing Date) (collectively, “Seller Prepared Returns”). All Seller Prepared Returns will be prepared on a basis consistent with current practices, procedures, and accounting methods of Seller and the Group Companies. To the extent a Group Company is required to file any Seller Prepared Returns after the Closing Date, Seller will submit such Tax Return to Buyer as early as practicable prior to the due date (after applicable extensions) of such Tax Return for Buyer’s review and comment, and, to the extent that Buyer makes any timely comments, Seller will make appropriate changes to the Seller Prepared Return to reflect Buyer’s reasonable requests. Buyer will cause the applicable Group Company to file such Seller prepared Tax Return as amended without further change or modification. Notwithstanding the foregoing, Seller shall not be required to submit any information to Buyer with respect to Seller or any of Seller’s Affiliates that is not also a Group Company including but not limited, to any consolidated, combined or unitary returns that include companies other than the Group Companies.

(b) Buyer, at its sole cost and expense, will prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of, or with respect to, any Group Company for any Straddle Period (collectively, “Straddle Returns”). All Straddle Returns will be prepared on a basis consistent with current practices, procedures, and accounting methods of Seller and the Group Companies, except to the extent required by applicable Law. Buyer will submit each Straddle Return to Seller as early as practicable prior to the due date (after applicable extensions) of such Straddle Return for Seller’s review and comment, and, to the extent that Seller makes any timely comments, Buyer will make appropriate changes to the Straddle Return to reflect Seller’s reasonable requests. Buyer will cause the applicable Group Company to file such Straddle Return as amended without further change or modification. Seller shall pay to Buyer, Seller’s share of any Taxes payable in respect of any Straddle Period within five (5) Business Days of the filing of such Straddle Return.

(c) For purposes of allocating any Taxes in respect of any Straddle Period between Seller and Buyer pursuant to this Section, (x) in the case of income Taxes or Taxes based upon or related to employment, sales and use, value added and other non-periodic Taxes, the Taxes payable by Seller in respect of the pre-Closing portion thereof shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended with the Closing Date, and any exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation, first year bonus depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y) in the case of any Taxes imposed on a periodic basis and Taxes other than Taxes described in clause (x) above, the Taxes payable by Seller in respect of the pre-Closing portion thereof shall be deemed equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of Seller and the Group Companies. Notwithstanding anything herein to the contrary, if a Section 338(h)(10) Election is made, all Section 338 Taxes shall be allocable to the portion of the Straddle Period ending on and including the Closing Date.

Section 8.3 Tax Proceedings.

(a) Buyer shall notify Seller of the commencement of any Tax proceeding for which Seller could have an indemnification liability pursuant to Section 8.1; provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure materially impairs Seller’s ability to contest any such Tax liabilities.

(b) Seller shall have the sole right to represent each Group Company’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Seller would be required to indemnify Buyer Indemnitees pursuant to Section 8.1 and that relates solely to a Pre-Closing Period, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Seller shall have no right to represent a Group Company’s interests in any Tax audit or administrative or court proceeding unless (i) Seller shall have first notified Buyer in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith, and (ii) Seller shall have agreed with Buyer that, as between Buyer and Seller, Seller shall be liable for any Losses relating to Taxes that result from such audit or proceeding; provided, further, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding.

Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Buyer Indemnitee or any Group Company for any period after the Closing Date to any extent unless Seller has indemnified each Buyer Indemnitee against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer.

(c) Buyer shall have the sole right to represent each Group Company’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which Seller has exercised such right pursuant to Section 8.3(b) and to employ counsel of Buyer’s choice at Buyer’s expense, provided that Seller and its representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit or proceeding that relates to a Straddle Period. Buyer shall have the sole right to defend each Group Company with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(d) Nothing herein shall be construed to impose on Buyer any obligation to defend a Group Company in any Tax audit or administrative or court proceeding. Any proceeding with respect to which Seller does not assume control in accordance with this Section 8.3 may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect any Buyer Indemnitee’s right to indemnification under this Agreement.

Section 8.4 Activities After the Closing. Following the Closing, Buyer will not, and will not allow any of its Affiliates (including any Group Company) to take any of the following actions without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) except as required by applicable Law: (a) file an amended Tax Return for any Group Company with respect to a Pre-Closing Period or Straddle Period; (b) file for, or otherwise request from any Governmental Entity, any administrative ruling (including a private letter ruling or change of method of accounting) regarding the Taxes or Tax Returns of any Group Company with respect to a Pre-Closing Period or Straddle Period; (c) make, revoke, or change any material Tax election of any Group Company with respect to a Pre-Closing Period or Straddle Period; or (d) agree to extend, waive, or toll any statute of limitations with respect to the assessment or collection of any Tax of any Group Company in a Pre-Closing Period or Straddle Period (other than customary automatic extensions to file Tax Returns obtained in the ordinary course).

Section 8.5 Cooperation. The parties shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the preparation and filing of Tax Returns pursuant to this ARTICLE 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

Section 8.6 Election Under Section 338(h)(10).

(a) At the request of Buyer, Seller and Buyer shall make a joint election for one or more of the Group Companies (as designated by Buyer) under Section 338(h)(10) of the Code and under similar provisions of state or local law with respect to the purchase of the Shares (collectively, the “Section 338(h)(10) Elections”). Buyer shall make any such request (the “Section 338(h)(10) Request”) by formal written notice to Seller at least fifteen (15) days prior to the date that the related IRS Form 8023 is required to be filed with the IRS. Seller shall deliver a completed and executed copy of IRS Form 8023, required schedules thereto, and any similar state and foreign forms within five (5) days of receipt of the Section 338(h)(10) Request from Buyer. Buyer shall pay to Seller the Preliminary Section 338(h)(10) Gross-Up Amount (as determined below) immediately upon receipt of the applicable executed IRS Forms 8023 from Seller; provided that if the Preliminary Section 338(h)(10) Gross-Up Schedule is not final and binding at such time, Buyer shall pay to Seller the Preliminary Section 338(h)(10) Gross-Up Amount (as determined pursuant to the calculation delivered by Buyer) immediately upon receipt of the applicable executed IRS Forms 8023 from Seller.

(b) Prior to making any Section 338(h)(10) Request but no later than thirty (30) days prior to the date that the related IRS Form 8023 is required to be filed with the IRS, Buyer shall deliver to Seller a calculation of the Preliminary Section 338(h)(10) Gross-Up Amount, which shall be prepared in accordance with Schedule 8.6 (the “Preliminary Section 338(h)(10) Gross-Up Schedule”). The Preliminary Gross-Up Schedule shall include an allocation of the aggregate deemed sale price (as such term is defined in Treasury Regulation § 1.338-4, without regard to any selling costs incurred by Seller) among the assets of the applicable Group Companies and shall be based on reasonable estimates of Seller’s anticipated Tax for the taxable year that includes the Closing. If, within ten (10) days following delivery of the Preliminary Gross-Up Schedule, Seller does not notify Buyer in writing of its disagreement, the Preliminary Section 338(h)(10) Gross-Up Schedule (including the purchase price allocation contained therein) shall be final and binding (subject to the other adjustments permitted by this Section 8.6). If within such 10-day period Seller notifies Buyer of its disagreement, Seller and Buyer shall endeavor to resolve such disagreement, and if they are able to do so, shall make such revisions to the Preliminary Gross-Up Schedule to reflect such resolution, which shall be final and binding (subject to Section 8.6(c)). If, within thirty (30) days following delivery of the Preliminary Section 338(h)(10) Gross-Up Schedule to Seller, the parties are unable to resolve such disagreement, Buyer and Seller may refer the items remaining in dispute for resolution to the Chosen Firm using principles similar to those described in Section 2.4(e), which resolution shall be final and binding (subject to Section 8.6(c)). Within five (5) days following finalization of the Preliminary Section 338(h)(10) Gross-Up Schedule, Buyer shall pay to Seller (or Seller shall pay to Buyer) an amount that when added to (or netted against) the Preliminary Section 338(h)(10) Gross-Up Amount results in Seller receiving an aggregate (or net) amount equal to the final and binding Preliminary Section 338(h)(10) Gross-Up Amount.

(c) Promptly following the filing of the consolidated federal income Tax Return of Seller’s consolidated group for the taxable year that includes the Closing, Seller shall deliver to Buyer a calculation of the Revised Section 338(h)(10) Gross-Up Schedule, which shall be prepared in accordance with Schedule 8.6 (the “Revised Section 338(h)(10) Gross-Up Schedule”). The Revised Section 338(h)(10) Gross-Up Schedule shall reflect (i) Seller’s actual tax liability for such year, (ii) a revised calculation of what Seller’s tax liability would have been for such year in the absence of the Section 338(h)(10) Elections (based on the final amounts included in Seller’s applicable Tax Returns) and (iii) any adjustments to the Purchase Price that have occurred since the finalization of the Preliminary Section 338(h)(10) Gross-Up Schedule, but shall otherwise be prepared in all respects (including purchase price allocation) in accordance with the Preliminary Section 338(h)(10) Gross-Up Schedule. If, within ten (10) days following delivery of the Revised Section 338(h)(10) Gross-Up Schedule, Buyer does not notify Seller in writing of its disagreement, the Revised Section 338(h)(10) Gross-Up Schedule shall be final and binding (subject to the other adjustments permitted by Section 8.6(d)). If within such 10-day period Buyer notifies Seller of its disagreement, Seller and Buyer shall endeavor to resolve such disagreement, and if they are able to do so, shall make such revisions to the Revised Section 338(h)(10) Gross-Up Schedule to reflect such resolution, which shall be final and binding (subject to the other adjustments permitted by Section 8.6(d)). If, within thirty (30) days following delivery of the Revised Section 338(h)(10) Gross-Up Schedule to Buyer, the parties are unable to resolve such disagreement, Buyer and Seller may refer the items remaining in dispute for resolution to the Chosen Firm using principles similar to those described in Section 2.4(e), which resolution shall be final and binding (subject to the other adjustments permitted by Section 8.6(d)). Within five (5) days following finalization of the Revised Section 338(h)(10) Gross-Up Schedule, Buyer shall pay to Seller (or Seller shall pay to Buyer) an amount that when added to (or netted against) the Preliminary Section 338(h)(10) Gross-Up Amount results in Seller receiving an aggregate (or net) amount equal to the Revised Section 338(h)(10) Gross-Up Amount.

(d) The Revised Section 338(h)(10) Gross-Up Schedule may be revised by Buyer or Seller using principles similar to those set forth in Section 8.6(c) to reflect adjustments to the Section 338(h)(10) Gross-Up Amount attributable to audits or indemnity payments. If Seller receives notification of an audit or proceeding that would be defined as a Section 338 Audit, Seller shall keep Buyer apprised of the status of the claim, liability, or expenses and any resulting suit, proceeding or enforcement action, shall furnish Buyer with all documents and information that Buyer shall reasonably request and shall consult with Buyer regarding negotiation and settlement of the matter. Buyer shall have the option to observe and/or participate in the Section 338 Audit, at its own expense, and Seller shall cooperate fully with Buyer if Buyer chooses such option. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes in connection with a Section 338 Audit without the consent of Buyer, which consent shall not be unreasonably withheld.

(e) If Buyer makes the Section 338(h)(10) Request, each of Buyer and Seller agrees that neither it nor any of its Affiliates shall (i) file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with the Preliminary Section 338(h)(10) Gross-Up Schedule (except as modified by the Revised Section 338(h)(10) Gross-Up Schedule), or (ii) take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Elections. If, however, Seller does not receive the Section 338(h)(10) Request within the time-frame required by Section 8.6(a), the parties shall terminate all discussions under this Section 8.6 and shall not file IRS Form 8023 in connection with the transactions contemplated by this Agreement.

Section 8.7 Survival of Obligations. For the sake of absolute clarity, the obligations of the parties set forth in this ARTICLE 8 shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification of Buyer Indemnitees. From and after the Closing, Seller and Parent shall, jointly and severally, indemnify and defend Buyer, the Group Companies, and their successors and assigns and each of the foregoing’s respective shareholders, members, officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) against, and hold the Buyer Indemnitees harmless from, any Losses based upon, related to, arising out of, or caused by (i) any inaccuracy in, or breach of, any representation or warranty made by Seller in Section 3.2 (Authority), Section 3.3 (Enforceability), Section 3.5 (Capitalization) or Section 3.23 (Brokers) (collectively, the “Fundamental Representations”), (ii) any breach of, or failure to comply with, any covenant or agreement made by Seller in this Agreement, which contemplates performance after the Closing or otherwise expressly by its terms survives the Closing, (iii) any Seller Benefit Plan (including any Losses related to a Seller Benefit Plan prior to such arrangement being transferred to Seller or an Affiliate and becoming a Seller Benefit Plan) or any other employee benefit plan, program, policy, practice or Contract that would be a Seller Benefit Plan if employees, officers or directors of a Group Company participated, and any Multiemployer Plan to the extent such Loss is directly attributable to the participation in such plan by, and the contribution history of, Seller or Affiliates of Seller (other than the Group Companies) (it being understood, a Loss will be deemed directly attributable to the participation by, and the contribution history of, Seller and its Affiliates if a Multiemployer Plan, in its assessment of withdrawal liability, allocates to the Group Companies any of the contribution history of Seller or its Affiliates (other than the Group Companies)), (iv) the matters set forth in Schedule 9.1(iv), subject to any limitations set forth therein and (v) any amounts required to pay any Indebtedness of the Group Companies as of the Closing Date that were not reflected on the Closing Statement.

Section 9.2 Indemnification of Seller Indemnitees. From and after the Closing, Buyer shall indemnify and defend Parent, Seller, their respective Affiliates, and their successors and assigns and each of the foregoing’s respective shareholders, members, officers, directors, employees and agents (collectively, the “Seller Indemnitees”; and together with the Buyer Indemnitees, the “Indemnitees”) against, and hold the Seller Indemnitees harmless from, any Losses based upon, related to, arising out of, or caused by (i) any inaccuracy in, or breach of, any representation or warranty made by Buyer in Section 4.2 (Authority), Section 4.3 (Enforceability), Section 4.8 (Brokers) and Section 4.10 (Solvency) (collectively, the “Buyer Fundamental Representations”) and (ii) any breach of, or failure to comply with, any covenant or agreement made by Buyer in this Agreement, which contemplates performance after the Closing or otherwise expressly by its terms survives the Closing.

Section 9.3 Indemnification Adjustments to Purchase Price. Buyer and Seller agree to report each indemnification payment made in respect of a Loss as an adjustment to the Purchase Price for federal income Tax purposes.

Section 9.4 Cooperation. Seller shall assume and control the defense of a Third Party Claim pursuant to its obligations under clause (iv) of Section 9.1 and Buyer shall cause the Group Companies to reasonably cooperate with Seller in the defense or prosecution thereof. Such cooperation shall include, at Seller’s reasonable request, the provision to Seller at Seller’s expense of records and information in the possession, custody or control of the Group Companies that are relevant to such Third Party Claim, and making employees of the Group Companies available on a mutually convenient basis to provide additional information and explanation of any records and material provided hereunder. From and after the Closing Date, Seller shall keep Buyer and the Group Companies reasonably informed on the status of all such Third Party Claims and Seller shall, at Buyer’s reasonable request and expense, make available to Buyer and/or the Group Companies for review and copying all relevant information in Seller’s possession, custody or control respecting any such Third Party Claim. Buyer shall have the right to participate or associate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any Action or meeting with respect to such defense. Notwithstanding the foregoing, Seller shall not settle such Third Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of Buyer Indemnitees and would not have any adverse effect on any other claims that may be made against Buyer Indemnitees, (ii) does not involve any relief other than monetary damages that are paid in full by Seller and (iii) completely, finally and unconditionally releases Buyer Indemnitees in connection with such Third Party Claim and would not otherwise adversely affect Buyer Indemnitees. If Seller proposes to accept any settlement of such Action which is not approved by Buyer, then Seller shall not be liable for any Losses in respect of such Action in excess of the proposed settlement amount.

Section 9.5 Limitations on Indemnification; Exclusive Remedies.

(a) Notwithstanding anything to the contrary herein, neither Seller nor Parent will have any indemnification obligation under this Agreement in respect of any amounts taken into account in the determination of Net Working Capital, Closing Net Cash or Financing Adjustment as of the Effective Time.

(b) Neither Seller nor Parent will have any indemnification obligation under this Agreement in respect of any Losses to the extent they arise or are incurred as a result of the passing of, or a change in, any Law after the Closing. Neither Seller, Parent nor Buyer will have any indemnification obligation under this Agreement in respect of any Losses if they would not have arisen but for any act, omission, transaction or arrangement carried out at the written request of an Indemnitee.

(c) Losses shall be computed net of any insurance proceeds or other amounts which any Indemnitee recovers from Persons other than the indemnifying party with respect thereto. All Indemnitees shall use reasonable commercial efforts to mitigate any Losses potentially subject to indemnification hereunder, and Buyer and Seller shall cause their respective Indemnitees to comply with such requirement. If an indemnifying party provides indemnification hereunder in respect of any Losses, the indemnifying party shall be subrogated, to the extent of such payments, to all rights and remedies of the relevant Indemnitee(s) to any insurance benefits or other claims of the Indemnitee(s) with respect to such matter.

(d) The parties hereto acknowledge and agree that, except as provided in Section 2.4, Section 8.1 or as expressly provided in any Ancillary Document, and except in the case of actual fraud, their sole and exclusive remedy after the Closing with respect to any and all monetary claims relating to the subject matter of this Agreement, the transactions contemplated hereby, or any instruments executed or delivered in connection herewith shall be pursuant to the indemnification provisions set forth in this ARTICLE 9. From and after the Closing, no party shall or shall permit any of its respective Indemnitees to bring any action, claim or proceeding, at law, equity or otherwise, against any other party or its respective Releasees for monetary damages, in respect of any actual or alleged inaccuracy of any representation or warranty, or any actual or alleged breach of any covenant, agreement or other provision of this Agreement, or otherwise in respect of the transactions contemplated hereby, except pursuant to the express provisions of this ARTICLE 9 or in the case of actual fraud.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. Other than in the case of Fundamental Representations or Buyer Fundamental Representations, or actual fraud by Seller or Buyer, none of the representations, warranties, covenants and other agreements, in each case, of Seller or Buyer contained in this Agreement, or in any instrument or certificate delivered by it at Closing, will survive the Closing or termination of this Agreement, and neither Seller, Parent nor Buyer shall have any liability after the Closing in respect thereof, except for those covenants and agreements which contemplate performance after the Closing or termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement. For the avoidance of doubt, the Fundamental Representations and Buyer Fundamental Representations shall survive the Closing and the covenants and agreements set forth in ARTICLES 8 and 9 shall survive, and contemplate performance after, the Closing.

Section 10.2 Entire Agreement; Assignment. This Agreement, the Exhibits, annexes and Schedules, and the Confidentiality Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of Buyer and Seller, provided that Buyer may assign (i) all or any portion of its rights and interests herein for collateral security purposes to any Financing Sources, any lenders and any other securityholders (including agents or trustees therefor) of Buyer or any Subsidiary thereof and (ii) all or any portion of its rights and interests herein (including the right to purchase the Shares from Seller) to Beacon Sales Acquisition, Inc., it being understood and agreed that no such assignment shall release any liability or obligation of Buyer hereunder, including liabilities or obligations first arising after the date of any such assignment. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.2 shall be void.

Section 10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To Buyer:

  Beacon Roofing Supply, Inc.

  505 Huntmar Park Drive, Suite 300

  Herndon, Virginia 20170

  Attn: Joe Nowicki, Executive Vice President and Chief Financial Officer

  Facsimile: (703) 437-1919

  Email: jnowicki@becn.com

  And to:

  Beacon Roofing Supply, Inc.

  6701 Democracy Blvd., Suite 200

  Bethesda, Maryland 20817

  Attn: Ross D. Cooper, Executive Vice President, General Counsel &

  Secretary

  Facsimile: (301) 272-2125

  Email: rcooper@becn.com

  with a copy (which shall not constitute notice to Buyer) to:

  Sidley Austin LLP

  One South Dearborn

  Chicago IL 60603

  Attn: Jeffrey N. Smith

  Email: jnsmith@sidley.com

To Seller or Parent:

  Oldcastle, Inc.

  900 Ashwood Parkway, Suite 600

  Atlanta, Georgia 30338

  Attn: Philip Wheatley, Group Development Director

  Email: pwheatley@crh.com

  with a copy (which shall not constitute notice to Seller) to:

  Oldcastle Law Group

  900 Ashwood Parkway, Suite 600

  Atlanta, Georgia 30338

  Attn: William Miller, General Counsel

  Email: bill.miller@oldcastlelaw.com

  And to:

  Kilpatrick Townsend & Stockton LLP

  1100 Peachtree Street NE, Suite 2800

  Atlanta, GA 30309

  Attn: Richard Cicchillo, Jr., Esq.

  Email: rcicchillo@kilpatricktownsend.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.5 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses. For the avoidance of doubt and notwithstanding anything that may be read to the contrary, any fees and expenses incurred by any Group Company up to the Effective Time in connection with this Agreement and the transactions contemplated hereby shall be attributed to and timely paid by or at the expense of Seller, except that Buyer shall reimburse Seller for fifty-percent (50%) of any reasonable out-of-pocket fees and expenses incurred in connection with the commissioning by the Company of environmental studies at the request of Buyer. The agreements under this Section 10.5 shall survive the Closing and termination of this Agreement.

Section 10.6 Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except (a) as provided in Section 5.7, and Section 5.16 and (b) the proviso to the second sentence of Section 10.2, this Section 10.7, the proviso to the first sentence of Section 10.9, Section 10.12, Section 10.13(b),

Section 10.16 and the definition of “Financing Sources” and the constituent definitions thereof (with respect to which the Financing Sources are express third party beneficiaries and shall be enforceable by each Financing Source, it being understood that the provisions and definitions identified in this clause (b) may not be amended in a manner adverse to any Financing Source in any respect without the prior written consent of such Financing Source), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 10.9 Amendment. Prior to the Effective Time, subject to applicable Law and Section 10.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller; provided, however, that the proviso to the second sentence of Section 10.2, Section 10.7, this proviso of Section 10.9, Section 10.12, Section 10.13(b), Section 10.16 and the definition of “Financing Sources” and the constituent definitions thereof may not be amended in a manner adverse to any Financing Source in any respect without the prior written consent of such Financing Source. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and subject to Section 10.7, and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.9 shall be void.

Section 10.10 Extension; Waiver. At any time prior to the Closing, Seller may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of Seller contained herein or in any document, certificate or writing delivered by Seller pursuant hereto or (iii) waive compliance by Seller with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.11 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.12 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES (AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES)), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.13 Jurisdiction and Venue.

(a) Any state or federal court sitting in Delaware shall be the exclusive jurisdiction of in any action or proceeding arising out of or relating to this Agreement and all claims in respect of the action or proceeding may be heard and determined in any such court and no Person shall bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything to the contrary contained in this Agreement and without limiting Section 10.16, each of the parties hereto, on behalf of itself and their respective Affiliates: (i) agrees that it shall not (and shall cause their respective Affiliates to not) bring or support any Person in any Action, cause of action, claim, cross-claim, third-party claim, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources or the Pre-Closing Equity Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity) in any way relating to this Agreement, the Debt Commitment Letter or any of the Debt Documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims, cross-claims, third party-claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the

Debt Financing Sources or the Pre-Closing Equity Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity) in any way relating to this Agreement, the Debt Commitment Letter or any of the Debt Documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement, the Debt Commitment Letter or any of the Debt Documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof.

Section 10.14 Remedies. Each party hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a party may have under law or equity, a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each party hereto acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach, and waives any equitable defense to the granting of specific performance or other injunctive relief available to such party. In the event that a court of competent jurisdiction fails to grant specific performance or other injunctive relief to a party as a remedy for such failure to perform or breach, the parties hereby acknowledge and agree that such party shall be entitled to receive benefit of the bargain and lost profits damages as redress for such failure to perform or breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.14, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything contained in this Agreement to the contrary, Seller’s right to seek specific performance or other injunction relief shall cease if Buyer pays, or causes to be paid to Seller, an amount equal to the Termination Fee by wire transfer of immediately available funds, and upon such payment, this Agreement shall automatically and without any further action be terminated and thereby become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors or equityholders with the exception of the obligations which by their express terms survive termination under the last sentence of Section 5.3, under Section 5.15(c) with respect to Buyer’s reimbursement and indemnity obligations, Section 7.2 and Section 7.3, as well as the provisions of ARTICLE 1 and ARTICLE 10 solely as they relate to such surviving obligations. For the sake of clarity, in the event an amount equal to the Termination Fee is paid to Seller in accordance with this Section 10.14, Seller shall have no right to the Termination Fee or other rights under Section 7.3 or any claim for fraud of willful breach.

Section 10.15 Conflicts; Privilege. Recognizing that Kilpatrick Townsend & Stockton LLP and internal counsel belonging from time to time to the Oldcastle Law Group (“Internal Counsel”) have acted as legal counsel to the Group Companies and certain of their respective Affiliates prior to the date hereof, and that Kilpatrick Townsend & Stockton LLP and Internal Counsel intend to act as legal counsel to Seller and its Affiliates after the Closing (which will no longer include the Group Companies), Buyer hereby waives, on its own behalf and agrees to cause its Affiliates and the Group Companies to waive, any conflicts that may arise in connection with Kilpatrick Townsend & Stockton LLP or Internal Counsel representing Seller or its Affiliates after the Closing as such representation may relate to Buyer, the Group Companies or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between the Group Companies and their respective Affiliates, on the one hand, and Kilpatrick Townsend & Stockton LLP or Internal Counsel or Seller or its Affiliates, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications or to the files of Kilpatrick Townsend & Stockton LLP or such Internal Counsel relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of Kilpatrick Townsend & Stockton LLP or such Internal Counsel in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (c) Kilpatrick Townsend & Stockton LLP or such Internal Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Group Companies by reason of any attorney-client relationship between Kilpatrick Townsend & Stockton LLP or such Internal Counsel and the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or a Group Company and a third party other than a party to this Agreement after the Closing, Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Kilpatrick Townsend & Stockton LLP or Internal Counsel to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of Seller. This Section 10.15 will be irrevocable, and no term of this Section 10.15 may be amended, waived or modified, without the prior written consent of Kilpatrick Townsend & Stockton LLP and Internal Counsel.

Section 10.16 Waiver of Claims against Financing Sources. Notwithstanding anything herein to the contrary, each of Seller and Parent (and each of their respective directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity)) hereby waives any rights or claims against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity), in any way relating to this Agreement, the Commitment Letters, any of the Debt Documents or Equity Documents or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 10.16 shall in any way limit or modify the rights of Buyer under this Agreement or any Financing Sources’ obligations to Buyer under the Commitment Letters.

*  *  *  *  *

IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

BUYER:

BEACON ROOFING SUPPLY, INC.

By:	/s/ Ross D. Cooper
Name: Ross D. Cooper
Title: Executive Vice President,
General Counsel & Secretary

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER:

OLDCASTLE DISTRIBUTION, INC.

By:	/s/ Philip Wheatley
Name: Philip Wheatley
Title: Attorney-In-Fact

PARENT:

OLDCASTLE, INC.

By:	/s/ Philip Wheatley
Name: Philip Wheatley
Title: Attorney-In-Fact

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

FORM OF TITLE DOCUMENTS

See attached.

First American Title Company of Oregon

National Commercial Services

,

- Fax

GAP INDEMNITY AGREEMENT

Date: 08/21/2017	NCS-245820-8-OR1

WHEREAS, First American Title Insurance Company (the “Company”) is about to issue its title insurance policy or policies to upon the parcel of real estate (the“Premises”) described in title insurance commitment no. dated ;

AND WHEREAS, the Company has been requested to issue such policy or policies (or “marked-up” commitment therefor) prior to the recording of the deed, mortgage or other instruments to be insured;

NOW THEREFORE, in consideration of the issuance of said title insurance policy or policies and other good and valuable consideration, the undersigned covenants and agrees as follows:

As an inducement to the Company to insure over any matters attaching or created during the “gap” in time between the last continuation of title and the recording of the deed, mortgage, or other such instrument with respect to the Premises, the undersigned shall (1) promptly remove of record any matters filed of record during said gap period, and (2) hold harmless and indemnify the Company or any loss, cost expense, claim or damage, including without limitation reasonable attorneys fees, arising with respect to any such matters.

THE UNDERSIGNED EXECUTES THIS AGREEMENT BECAUSE OF THE BENEFITS DIRECTLY AND INDIRECTLY ACCRUING TO IT BY REASON OF THE ISSUANCE OF SAID POLICY OR POLICIES.

IN WITNESS WHEREOF, this instrument has been executed as of                              , 20    .

INDEMNITOR:

By:

Name:

Title:

Agreed and Accepted:
Seller:

Allied Building Products Corp., a New Jersey corporation

By:

Name:
Title:

Agreed and Accepted:

Buyer/Borrower:

Date:	Owner’s Affidavit	File No.:

Commercial Owner’s Affidavit

STATE OF	}
}
COUNTY OF	}

The undersigned affiant first being duly sworn, deposes and says:

1.	That the Corporation named herein is the owner of certain real property in the State of Oregon described as follows (the “property”):

[LEGAL DESCRIPTION]

2.	That the undersigned officer of said Corporation is authorized to execute this affidavit, and is authorized to execute all instruments necessary to mortgage or convey the Property pursuant to the resolution of the Board of Directors.

3.	That the Corporation is incorporated in the State of Oregon , its Corporate charter has not been revoked nor is in threat of revocation, and there are no provisions in the Corporation Articles or By-laws which in any way impedes the Corporation’s ability to mortgage or convey the Property.

4.	That there have been no construction, repairs, alterations, improvements made, ordered or contracted to be made on or to the Property, nor materials ordered within the last 6 months (or 75 days after completion of work) which have not been paid for, nor are there any fixtures attached to the Property which have not been paid for in full; and there are no outstanding or disputed claims for any such work or item, except:
.

That the work of improvement, if any:

[ ] Started on

[ ] Was completed on

[ ] Will be completed on

5.	That there has been no work done, nor notice received that work is to be done by the municipality (city, borough, or township), or at its direction, including but not limited to the installation of water or sewer lines, or for improvements such as paving or repaving of streets or alleys, or the installation of curbs or sidewalks.

6.	That there are no unrecorded leases or agreements affecting the Property, and there is no one in possession of or that has access to the Property, other than: (enter N/A if such is true)

[    ]     the undersigned

[    ]     tenants based on month-to month rental agreements

[    ]     lessees based on existing leases, copies of which are attached hereto

[    ]     affiant(s) please remember to attach copies of leases.

[ ]

Date:	Owner’s Affidavit	File No.:

7.	That there are no rights of first refusal or options to purchase all or any part of the Property except:

(enter “None” or “N/A” if such is true)

8.	That there are no unpaid real estate taxes or assessments except as shown on the current tax roll. That the undersigned has not received any supplemental tax bill which is unpaid.

9.	That no actions in bankruptcy have been filed by or against the corporation in any federal court or any other court of competent jurisdiction.

10.	That there are no matters pending against the Affiant that could give rise to a lien that would attach to the property between the most recent effective date of the title commitment and the recording of the interest to be insured, and that the Affiant has not and will not execute any instrument that would adversely affect the title or interest to be insured.

11.	That this affidavit is given for the purpose of inducing First American Title Insurance Company and/or its agent to issue its policies of title insurance which may provide coverage as to the matters listed above. The undersigned acknowledge that they have read the foregoing and fully understand the legal aspects of any misrepresentation and/or untrue statements made herein and indemnify and hold harmless FIRST AMERICAN TITLE INSURANCE COMPANY against liability occasioned by reason of reliance upon the statements made herein.

By:

Name:

Title:

First American Title Company of Oregon

National Commercial Services

,

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SURVEY AFFIDAVIT

August 21, 2017	NCS-245820-8-OR1

FIRST AMERICAN TITLE INSURANCE COMPANY Commitment No.  .

THE UNDERSIGNED, BEING FIRST DULY SWORN, DEPOSE AND STATE AS FOLLOWS:

1.	The undersigned is/are the owner(s) of record of the estate or interest in the land described in the above referenced Commitment for Title Insurance.

2.	The survey, prepared by , dated , last revised , which has been furnished to First American Title Insurance Company, is a correct and complete representation of the land and all improvements now located thereon.

3.	Since the date of said survey, the undersigned has not made or caused to be made or allowed to be made any additions or alterations of or improvements, including parking facilities, on the land which would be disclosed by a survey prepared as of the date hereof.

4.	Since the date of said survey, the undersigned has not granted any easements or rights of way nor allowed the alteration or installation of any utility facilities which would be disclosed by a survey as of the date hereof.

5.	With respect to any property adjoining the land, the undersigned has no knowledge of any additions alterations or changes since the date of said survey which affect the land and would be disclosed by a survey prepared as of the date hereof.

6.	The undersigned has no knowledge of any boundary disputes with adjoining property owners.

This affidavit is given to induce First American Title Insurance Company to issue its title insurance policy or policies and endorsements and it is intended that First American Title Insurance company rely on the representation contained herein.

Agreed and Accepted:
Seller:

Allied Building Products Corp., a New Jersey corporation

By:

Name:

Title:

Agreed and Accepted:

Buyer/Borrower:

EXHIBIT B

FORM OF RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (“Agreement”) is entered into effective as of                  , 20     (“Effective Date”), by and between OLDCASTLE, INC., a Delaware corporation (“Parent”), OLDCASTLE DISTRIBUTION, INC., a Delaware corporation (“Seller”) and BEACON ROOFING SUPPLY, INC., a Delaware corporation (“Buyer”).

RECITALS

A. Pursuant to that certain Stock Purchase Agreement, dated August 24, 2017 (“Stock Purchase Agreement”), executed by and between Buyer, Parent and Seller, Seller agreed to sell, and Buyer agreed to purchase the outstanding shares of Allied Building Products Corp., a New Jersey corporation, and Kapalama Kilgos Acquisition Corp., a Delaware corporation (collectively, the “Companies”).

B. Section 2.3(c)(v) of the Stock Purchase Agreement requires Parent and Seller to enter into this Agreement as an integral part of, and a material inducement for, Buyer to enter into and consummate, the transactions contemplated in the Stock Purchase Agreement.

COVENANTS

In consideration of the above recitals and the representations, warranties, covenants, and agreements set forth in the Stock Purchase Agreement, the adequacy of which is hereby acknowledged, Parent and Seller each covenants with Buyer, for the benefit of Buyer as follows:

1.	For purposes of this Agreement, the following terms have the respective meanings set forth below:

a.	“Restricted Business” means the business of distributing Restricted Products manufactured by third parties.

b.	“Restricted Products” means any of the following products: gypsum wallboard, acoustical ceiling tiles, insulation (not including, for the avoidance of doubt, insulated glass, insulated concrete masonry units or insulation sold as a component of a product or system that is not a Restricted Product), vinyl siding and cement board siding, waterproofing (not including, for the avoidance of doubt, cement and pavement sealers) and residential and commercial roofing.

c.	“Territory” means the United States of America and Canada.

Any capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

2.	For a period of four (4) years commencing on the Effective Date, each of Parent and Seller agrees that it shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, directly or indirectly, engage in the Restricted Business in the Territory, or own, manage, operate, control, or participate in the ownership, management, operation, or control of, any Person engaged in the Restricted Business in the Territory.

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3. Notwithstanding anything to the contrary herein, it will not be a violation of paragraph 2 hereof for Parent, Seller or their Affiliates:

a.	to own as a passive investor (in the aggregate) less than 5% of the outstanding shares of any class of securities of any Person, if such securities are listed on any national or regional securities exchange;

b.	to manufacture any product (including a Restricted Product) and to engage in the sale of any product manufactured by Parent, Seller or any of their Affiliates from time to time; provided, however, except as provided in paragraph 3c below, that Parent, Seller and their Affiliates shall not engage in a distribution business involving such manufactured Restricted Products (it being understood and agreed that the sale of any such products to a third-party distributor or retail outlets for resale shall not constitute engaging in a distribution business);

c.	to engage in the distribution of Restricted Products incidental to the conduct of any building products business operated as of the date hereof by any Affiliate of Parent or Seller (other than a Group Company), which Affiliate is not primarily engaged in the Restricted Business, consistent with past practices in such business (which, for the avoidance of doubt, may include future changes in or additions to (i) the locations from which such businesses are conducted or (ii) the specific third party Restricted Products distributed); or

d.	to re-sell any Restricted Products purchased from Buyer or any of its Affiliates, including the Group Companies.

Furthermore, paragraph 2 shall not restrict the activities of any Person that becomes an Affiliate of Parent or Seller after the Effective Date as a result of any acquisition by such Person (whether by merger, amalgamation or stock purchase) of CRH plc. For the avoidance of doubt, Buyer acknowledges and agrees that nothing in paragraph 2 shall be construed to restrict or prohibit Parent, Seller or their respective Affiliates (including, for the avoidance of doubt, C.R. Laurence Co., Inc., and its subsidiaries) from engaging in any business conducted by any of them (other than the Group Companies) as of the date hereof, consistent with past practices.

4. Notwithstanding anything to the contrary herein, it will not be a violation of paragraph 2 hereof for Parent, Seller or their Affiliates to acquire and operate any previously non-Affiliated business (regardless of the legal form of the acquisition) that is engaged in part the Restricted Business in the Territory (an “Acquired Business”), provided, however, that less than 40% of the aggregate gross revenues of the Acquired Business is from engaging in the Restricted Business in the Territory and further provided that Parent, Seller or the applicable Affiliate (the “Acquiring Party”) shall sell or otherwise transfer all right, title and interests in and to the portions of such Acquired Business that would otherwise violate paragraph 2 (such portions, collectively, the

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“Competing Business”) to Buyer, an Affiliate of Buyer or a third-party (i.e., a Person in which the Acquiring Party does not have direct or indirect ownership interest) (such transfer being to “Divest”) in accordance with the further provisions of this paragraph 4:

a.	Within ten (10) Business Days following the closing of the Acquiring Party’s acquisition of such Competing Business, Parent shall deliver a written notice (the “Exclusivity Offer Notice”) to Buyer (i) informing Buyer of such acquisition, and (ii) offering Buyer the option to elect to enter into exclusive negotiations with the Acquiring Party concerning the sale of the Competing Business to Buyer or an Affiliate of Buyer on such terms as the parties may in good faith agree.

b.	Buyer may, by delivering written notice (the “Exercise Notice”) to Parent within ten (10) Business Days following Buyer’s receipt of the Exclusivity Offer Notice (the “Exercise Period”), elect to accept such offer to enter into such exclusive negotiations. If Parent delivers the Exclusivity Offer Notice to Buyer and Buyer does not elect to accept such offer to so enter into such exclusive negotiations or fails to deliver the Exercise Notice to Parent within the Exercise Period (in either case, a “Non-Exercise”), then the Acquiring Party shall fully Divest the Competing Business in accordance with the requirements of paragraph 4d.

c.

If Buyer timely provides the Exercise Notice to Parent electing to accept such offer to enter into such exclusive negotiations, then during the Exclusivity Period (as defined below) (i) Buyer and the Acquiring Party shall enter into a confidentiality agreement containing provisions at least as protective of Parent and its Affiliates as the Confidentiality Agreements, (ii) negotiate in good faith regarding the terms of the sale of the Competing Business to Buyer or an Affiliate of Buyer, including, if applicable, lease agreements and such other transitional arrangements as may be reasonably necessary to permit the separation of the Competing Business from the Acquired Business while minimizing any disruption to either business and (iii) subject to the execution of the aforementioned confidentiality agreement, the Acquiring Party shall promptly provide Buyer and its representatives true and complete copies of all financial information, documents and other diligence materials reasonably requested by Buyer or its authorized representatives that are available to the Acquiring Party to the extent relating to the Competing Business. If the parties fail to enter into definitive purchase documents relating to the Competing Business during the Exclusivity Period or if Buyer terminates the Exclusivity Period (collectively, a “Non-Agreement”), then the Acquiring Party shall fully Divest the Competing Business in accordance with the requirements of paragraph 4d. The “Exclusivity Period” means the period from the date of Buyer’s timely delivery of

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the Exercise Notice to Parent electing to accept such offer to enter into such exclusive negotiations until the earlier of (i) the date that is six (6) months from the date of such delivery of such Exercise Notice or (ii) the date Buyer delivers a written notice to Parent electing to terminate the Exclusivity Period.

d.	In the event of a Buyer Non-Exercise or Non-Agreement, the Acquiring Party shall fully Divest the Competing Business (whether in single transaction or a series of transactions) within twelve (12) months after the expiration, as applicable, of (i) the Exercise Period or (ii) the Exclusivity Period.

e.	For the sake of clarity, in no event shall the Acquiring Party, directly or indirectly enter into an agreement with a Person other than Buyer or an Affiliate of Buyer to fully or partially Divest the Competing Business or engage in any negotiations, discussions or other communications with respect to such a divestiture or provide any information with respect to the Competing Business held by the Acquiring Party prior to, as applicable, (i) a Buyer Non-Exercise or (ii) a Non-Agreement.

5. For a period of five (5) years commencing on the Effective Date, each of Parent and Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment any Company Employee, provided, however, for the avoidance of doubt, the foregoing restriction does not apply to solicitation of any Company Employee who is no longer employed by Buyer or any Group Company or any of their Affiliates as of the first date of any such solicitation, and further provided that general advertisements and other solicitations not specifically targeting Company Employees shall not constitute solicitation for employment within the meaning of this paragraph 5. Nothing herein shall be construed to prohibit Parent or Seller or any of their Affiliates from soliciting for employment at any time any of the following individuals: Robert Feury Jr., Ikechukwu Ofodile and Jacob Walker.

6. Each of Parent and Seller acknowledges that the restrictions imposed by this Agreement are fully understood by Parent and Seller and are fair and reasonable in light of the nature of the transactions under the Stock Purchase Agreement and the direct and indirect benefit to Parent and Seller from such transactions.

7. Each of Parent and Seller agrees that Buyer’s remedy at law for any breach of this Agreement will be inadequate and that Buyer shall not be limited to a remedy at law but also be entitled to equitable relief (including specific performance or other injunctive relief) against any such breach or any threatened breach. Each of Parent and Seller waives for itself and its Affiliates to the fullest extent allowed by Law any requirement for the posting

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of any bond or security by Buyer (if any) in connection with any action to enforce this Agreement. Each of Parent and Seller shall be jointly and severally liable for a breach of this Agreement by the other and if an Acquiring Party is not Parent or Seller, Parent and Seller shall cause the Acquiring Party to comply with its obligations under this Agreement and such failure to comply shall constitute a breach of this Agreement by both Parent and Seller.

8. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Any state or federal court sitting in Delaware shall be the exclusive jurisdiction of any action or proceeding arising out of or relating to this Agreement and all claims in respect of the action or proceeding may be heard and determined in any such court and no Person shall bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.3 of the Stock Purchase Agreement. Nothing in this paragraph 8, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9. If any term or provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect, and the parties authorize any such court to reform this Agreement to render it valid and enforceable to the maximum extent. No modification of this Agreement will be effective unless in a writing signed by both parties, and no waiver of any provision hereof will be binding unless in a writing signed by the waiving party. No failure or delay in exercising any rights hereunder shall constitute a waiver.

10. This Agreement shall be binding upon and inure solely to the benefit of each party and its respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of Buyer, Parent and Seller. Any attempted assignment of this Agreement not in accordance with the terms of this paragraph 10 shall be void.

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11. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BUYER:

BEACON ROOFING SUPPLY, INC.

By:
Name:
Title:

SELLER:

OLDCASTLE DISTRIBUTION, INC.

By:
Name:
Title:

PARENT:

OLDCASTLE, INC.

By:
Name:
Title:

[Signature Page to Restrictive Covenant Agreement]